PROSPECTUS

OneAscent Capital Opportunities Fund

(OACOX)

Shares of Beneficial Interest

$5,000 minimum purchase

July 29, 2026

as amended August 5, 2026

OneAscent Capital Opportunities Fund (the “Fund”) is a continuously offered, diversified, closed-end management investment company that is operated as an interval fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus concisely provides the information that a prospective investor should know about the Fund before investing. You are advised to read this prospectus carefully and to retain it for future reference. Additional information about the Fund’s shares, including a Statement of Additional Information (“SAI”) dated July 29, 2026, has been filed with the Securities and Exchange Commission (“SEC”). The table of contents of the SAI appears on page 37 of this prospectus. The SAI is available upon request and without charge by writing the Fund at c/o Ultimus Fund Solutions, LLC, P.O. Box 46707, Cincinnati, OH 45246-0707, or for overnight deliveries c/o Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246. You may also request a free copy of the Fund’s SAI, annual and semiannual reports when available, and other information about the Fund or make shareholder inquiries by calling the Fund’s transfer agent at 833-632-5139, writing the Fund’s transfer agent at c/o Ultimus Fund Solutions, LLC, P.O. Box 46707, Cincinnati, OH 45246-0707 or by visiting https://oneascent.com/investment-solutions/private-markets/oacox/. The SAI, which is incorporated by reference into (legally made a part of) this prospectus, is also available on the SEC’s website at http://www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective shareholders and is not intended to be an active link.

Investment Objective. The investment objective of the Fund is to achieve a blended return of income and capital appreciation, with special consideration given to investments that it believes will make an impact according to the Adviser’s values-driven investment philosophy. The Adviser aims to achieve its objective by investing in a wide range of private markets through the dynamic use of its proprietary evaluation process, including through investment in private investment companies that invest primarily in private markets (“Underlying Funds”). This investment objective may be changed without a vote of the Fund’s shareholders.

Securities Offered. The Fund engages in a continuous offering of shares of beneficial interest of the Fund. The Fund is authorized as a Delaware statutory trust to issue an unlimited number of shares. The Fund is offering to sell, on a continuous basis, through its principal underwriter and distributor, Ultimus Fund Distributors, LLC (the “Distributor”), under the terms of this prospectus, unlimited shares of beneficial interest, at the net asset value (“NAV”) per share. The Fund is not subject to sales charges. The minimum initial investment by a shareholder is $5,000. The Distributor is not required to sell any specific number or dollar amount of the Fund’s shares but will use reasonable efforts to sell the shares. The net proceeds of the continuous offering of shares are invested as soon as practicable after receipt of sufficient proceeds to invest in accordance with the Fund’s investment objectives and policies. There is no minimum threshold amount that must be raised prior to the Fund’s investment of net proceeds, and no arrangements have been made to place such funds in an escrow, trust or similar account. Assets that cannot be invested promptly in accordance with the Fund’s principal investment strategy will be invested in cash, cash equivalents, money market funds, short-term, high quality fixed-income securities, mutual funds, and exchange traded funds (“ETFs”), as well as other mutual funds and ETFs that invest in real estate investment trusts (“REITs”) or commodities and/or use managed futures strategies, long/short equity strategies, arbitrage strategies, or event-driven strategies. During the continuous offering, shares of the Fund will be sold at the next determined NAV. See “Shareholder Servicing Plan.”

Price to Public	Current NAV
Maximum Sales Load	None
Proceeds to Registrant	Current NAV

Interval Fund. The Fund conducts quarterly repurchase offers at NAV, of no less than 5% and no more than 25% of its outstanding shares. Shareholders will be notified of each quarterly repurchase offer and the date the repurchase offer ends (“Repurchase Request Deadline”). The time between the notification to shareholders and the Repurchase Request Deadline is generally 30 days, but may vary from no more than 42 days to no less than 21 days. Shares will be repurchased at the NAV per share determined as of the close of regular trading on the New York Stock Exchange (the “NYSE”) no later than the 14th day after the Repurchase Request Deadline (“Repurchase Pricing Date”). Payment pursuant to the repurchase will be made to the shareholder no more than seven days after the Repurchase Pricing Date. The Fund’s most recent repurchase offer took place between June 12, 2026 and July 20, 2026. For a discussion of the Fund’s repurchase policies, please refer to “Quarterly Repurchases of Shares” on page 28 of this prospectus.

Use of Leverage. The Fund may employ leverage, including borrowing from banks, in an amount of up to 33⅓% of the Fund’s assets (defined as net assets plus borrowing for investment purposes). The Fund is authorized to borrow money to satisfy repurchase requests from Fund shareholders, and to otherwise provide the Fund with temporary liquidity. For a discussion of the risks associated with the leveraged capital structure, please refer to “Risk Factors – Leverage Risk” on page 15 of this prospectus. However, the Adviser does not expect to utilize leverage in the first year of the Fund’s operations.

Distributions. The amount of distributions that the Fund may pay, if any, is uncertain. The Fund may pay distributions in significant part from sources that may not be available in the future and that are unrelated to its performance, such as from offering proceeds, borrowings and other amounts that are subject to repayment.

●	The Fund’s distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Fund for investment. Any capital returned to shareholders through distributions will be distributed after payment of fees and expenses.

●	A return of capital to shareholders is a return of a portion of their original investment in the Fund, thereby reducing the tax basis of their investment. As a result of such reduction in tax basis, Shareholders may be subject to tax in connection with the sale of shares, even if such shares are sold at a loss relative to the shareholder’s original investment.

Certain Risks. Investing in the Fund’s shares involves risks, including the following:

●	Shares of the Fund are not listed on any securities exchange, which makes them inherently illiquid.

●	There is no secondary market for the Fund’s shares, and it is not anticipated that a secondary market will develop.

●	Shares of the Fund are not redeemable. Thus, an investment in the Fund may not be suitable for investors who may need the money they invest in a specified time frame.

●	Although the Fund will offer to repurchase at least 5% of outstanding shares, but no more than 25% of outstanding shares, on a quarterly basis in accordance with the Fund’s repurchase policy, the Fund will not be required to repurchase shares at a shareholder’s option nor will shares be exchangeable for units, interests or shares of any security and there is no guarantee that an investor will be able to sell all the shares that the investor desires to sell in the repurchase offer.

●	The Fund is not required to extend, and shareholders should not expect the Fund’s Board of Trustees to authorize, repurchase offers in excess of 5% of outstanding shares.

●	Regardless of how the Fund performs, an investor may not be able to sell or otherwise liquidate his, her or its shares whenever such investor would prefer and, except to the extent permitted under the quarterly repurchase offer, will be unable to reduce the shareholder’s exposure on any market downturn.

●	If and to the extent that a public trading market ever develops, shares of closed-end investment companies, such as the Fund, may have a tendency to trade frequently at a discount from their NAV per share and initial offering prices.

●	Investments in Underlying Funds involve a high degree of business and financial risk that can result in substantial losses.

See “Risk Factors” beginning on page 11 of this prospectus.

Investment Adviser
OneAscent Capital LLC (the “Adviser”)

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
FUND EXPENSES	4
FINANCIAL HIGHLIGHTS	5
THE FUND	7
USE OF PROCEEDS	7
INVESTMENT OBJECTIVE, STRATEGIES, AND PROCESS	7
RISK FACTORS	11
MANAGEMENT OF THE FUND	21
DETERMINATION OF NET ASSET VALUE	25
CONFLICTS OF INTEREST	27
QUARTERLY REPURCHASES OF SHARES	28
DISTRIBUTION POLICY	30
DIVIDEND REINVESTMENT POLICY	31
U.S. FEDERAL INCOME TAX MATTERS	32
DESCRIPTION OF CAPITAL STRUCTURE AND SHARES	33
ANTI-TAKEOVER PROVISIONS IN THE DECLARATION OF TRUST	33
PLAN OF DISTRIBUTION	34
LEGAL MATTERS	36
REPORTS TO SHAREHOLDERS	36
HOUSEHOLDING	36
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36
TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION	37
PRIVACY NOTICE	38

i

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in the shares. You should review the more detailed information contained or incorporated by reference in this prospectus and in the SAI, particularly the information set forth under the heading “Risk Factors” in this prospectus.

The Fund. OneAscent Capital Opportunities Fund (the “Fund”) is a continuously offered, diversified, closed-end management investment company. The Fund is an interval fund that will offer to make quarterly repurchases of its shares at NAV. See “Quarterly Repurchases of Shares.” The Fund offers one class of shares.

Investment Objective and Strategies. The investment objective of the Fund is to achieve a blended return of income and capital appreciation, with special consideration given to investments that it believes will make an impact according to the Adviser’s values-driven investment philosophy. OneAscent Capital LLC (the “Adviser”) aims to achieve its objective by investing in a wide range of private markets through the dynamic use of its proprietary evaluation process. This investment objective may be changed without a vote of the Fund’s shareholders.

The Fund allocates capital primarily across a wide range of private markets. The private markets in which the Fund invests are: (i) private equity, (ii) venture capital, (iii) private credit, and (iv) real estate and real assets. The types of investments the Fund utilizes to invest in private markets are (i) direct investments in the equity and/or debt securities of private companies; and (ii) indirect investments through professionally managed funds, including the securities of private investment companies that invest primarily in private markets (“Underlying Funds”). The Adviser seeks to identify investments that it believes will make an impact on the world according to its values-driven investment philosophy and to provide the potential for high returns, consistent income, liquidity, or a combination thereof. The Fund can invest in Underlying Funds that would be investment companies under the 1940 Act but for the exemptions provided by Sections 3(c)(1) or 3(c)(7) of the 1940 Act. This may subject the Fund to additional risks of these investments. See “Risk Factors.”

There can be no assurance that the Fund will achieve its investment objective.

The Fund may employ leverage, including borrowing from banks, in an amount of up to 33⅓% of the Fund’s assets (defined as net assets plus borrowing for investment purposes). The Fund is authorized to borrow money to satisfy repurchase requests from Fund shareholders, and to otherwise provide the Fund with temporary liquidity.

Pending the full investment of net proceeds from the offering, assets that cannot be invested promptly in accordance with the Fund’s principal investment strategy will be invested in cash, cash equivalents, money market funds, short-term, high quality fixed-income securities, mutual funds and exchange traded funds (“ETFs”), as well as other mutual funds and ETFs that invest in REITs or commodities and/or use managed futures strategies, long/short equity strategies, arbitrage strategies, or event-driven strategies.

The Fund may make certain investments through a domestic subsidiary (a “Domestic Subsidiary”). Such Domestic Subsidiary will not be registered under the 1940 Act; however, the Fund will wholly own and control the Domestic Subsidiary.

Investment Adviser. The Adviser, located at 100 Grandview Place, Suite 200, Birmingham, AL 35243, serves as the Fund’s investment adviser. The Adviser is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser is owned and controlled by OneAscent Holdings, LLC (“OAH”). The Adviser has approximately $57.7 million in assets under management as of June 30, 2026.

Sub-Advisers. Bonaventure Capital, LLC, located at 820 Shades Creek Parkway Ste 1200, Birmingham, AL 35209, and Investment Research Partners, located at 801-1 Pike Street, Lemont, PA 16851 each serve as a sub-adviser to the Fund (each a “Sub-Adviser” and collectively, the “Sub-Advisers”). The Sub-Advisers are registered with the SEC under the Advisers Act.

Management Fee. Pursuant to an Investment Management Agreement between the Fund and the Adviser (the “Management Agreement”), and in consideration of the management services provided by the Adviser to the Fund, the Adviser is entitled to a management fee (the “Management Fee”) calculated at an annual rate of 1.50% of the Fund’s average daily net assets. The Management Fee will be payable monthly in arrears. The Fund will also indirectly bear operating expenses of the Underlying Funds (e.g., management fees, administration fees and professional and other direct, fixed fees and expenses of the Underlying Funds).

See “Management of the Fund – Investment Adviser” for additional information concerning fees paid to the Adviser.

Sub-Advisory Fees. The Adviser has entered into a sub-advisory agreement with each Sub-Adviser. The Adviser, not the Fund, pays each Sub-Adviser a percentage based on the Management Fee received by the Adviser. However, the Sub-Advisers will not begin receiving their compensation until the Adviser has recouped 100% of its startup costs and Fund expenses borne by the Adviser during launch.

See “Management of the Fund – Sub-Advisers” for additional information concerning sub-advisory fees paid to each Sub-Adviser.

Expense Limitation Agreement. The Adviser and the Fund have entered into an expense limitation agreement (the “Expense Limitation Agreement”) under which the Adviser has agreed, until at least June 30, 2027, to waive its management fees and to pay or absorb the ordinary operating expenses of the Fund (excluding interest, dividends, amortization/accretion and interest on securities sold short, brokerage commissions, acquired fund fees and expenses, administrative and/or shareholder servicing fees payable pursuant to a plan adopted by the Fund’s Board of Trustees (the “Board”), and extraordinary expenses – including but not limited to litigation costs), to the extent that its management fees plus the Fund’s ordinary annual operating expenses exceed 2.99% per annum of the Fund’s average daily net assets attributable to shares. The Expense Limitation Agreement may not be terminated by the Adviser, but it may be terminated by the Board upon 60 days’ written notice to the Adviser.

Any fee waiver and/or expense payment by the Adviser is subject to repayment by the Fund within the three years from the date the Adviser waived any such payment, if the Fund is able to make the repayment without exceeding the lesser of the expense limitation in place at the time of the waiver or the current expense limitation and the repayment is approved by the Board. See “Management of the Fund – Trustees and Officers.”

Administrator, Accounting Agent and Transfer Agent. Ultimus Fund Solutions, LLC (“Ultimus”) serves as the administrator, accounting agent and transfer agent of the Fund. See “Management of the Fund.”

Custodian. U.S. Bank, N.A. (the “Custodian”) serves as the Fund’s custodian. See “Management of the Fund – Custodian.”

Closed-End Fund Structure. Closed-end funds differ from open-end management investment companies (commonly referred to as “mutual funds”) in that closed-end funds do not typically redeem their shares at the option of a shareholder. Rather, closed-end fund shares typically trade in the secondary market via a stock exchange. Unlike many closed-end funds, however, the Fund’s shares will not be listed on a stock exchange. Instead, the Fund will make quarterly repurchase offers to shareholders by offering to repurchase no less than 5% of the shares outstanding at NAV, which is discussed in more detail below. See “Quarterly Repurchases of Shares.” An investment in the Fund is suitable only for investors who can bear the risks associated with the quarterly repurchase offer and should be viewed as a long-term investment. The Fund, similar to a mutual fund, is subject to continuous asset inflows, although not subject to continuous outflows.

Investor Suitability. An investment in the Fund involves a considerable amount of risk. It is possible that you will lose money. An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the shares and should be viewed as a long-term investment. Before making your investment decision, you should (i) consider the suitability of this investment with respect to your investment objectives and personal financial situation and (ii) consider factors such as your personal net worth, income, age, risk tolerance and liquidity needs.

Repurchases of Shares. The Fund is an interval fund and, as such, has adopted a fundamental policy to make quarterly repurchase offers at NAV of no less than 5% and no more than 25% of the shares outstanding. There is no guarantee that a shareholder will be able to sell all of the shares he, she or it desires in a quarterly repurchase offer because shareholders, in total, may request the Fund to repurchase more than 5% of the Fund’s shares. If shareholders tender for repurchase more than the repurchase offer amount for a given quarterly repurchase offer, the Fund will repurchase the shares on a pro rata basis. Liquidity will be provided to shareholders only through the Fund’s quarterly repurchase offers. The Fund maintains liquid securities, cash and/or access to a bank line of credit in amounts sufficient to meet quarterly repurchase requests. See “Quarterly Repurchases of Shares.”

Summary of Principal Risks. Investing in the Fund involves risks, including the risk that you may receive little or no return on your investment or that you may lose part or all of your investment. Therefore, before investing you should consider carefully the following risks that you assume when you invest in the Fund’s shares. You assume these risks as a result of the Fund’s direct investments, as well through its investments in Underlying Funds. See “Risk Factors.”

●	The Fund is a closed-end investment company;

●	The Fund has a limited history of operations for investors to evaluate;

●	An investment in the Fund involves the risk of possibly losing the entire principal amount invested in the Fund due to unpredictable market conditions;

●	The Fund may be materially affected by market, economic and political conditions globally and in the jurisdictions and sectors in which it invests;

●	Increases in interest rates generally will cause the Fund’s fixed-rate debt securities to decline in price;

●	Investments in debt securities with longer terms to maturity are subject to greater volatility than investments in shorter-term obligations;

●	The Fund’s investments in various types of debt securities and instruments may be unsecured or unrated, are subject to the risk of non-payment, and may have speculative characteristics;

●	The Fund is subject to financial market risks, including changes in interest rates. Because the Fund may use debt to finance investments, changes in interest rates may have a material adverse effect on the Fund’s net investment income;

●	The Fund invests in private funds, which are subject to their own strategy-specific risks such as default risk, leverage risk, derivatives risk and market risk. Fund shareholders will also bear two layers of fees and expenses in connection with investments in private funds. In addition, private funds are subject to illiquidity risk;

●	“Below investment grade” or “junk” instruments may be particularly susceptible to economic downturns, which could cause losses;

●	During periods of declining interest rates, borrowers or issuers may exercise their option to prepay principal earlier than scheduled;

●	Certain investments will be exposed to the credit risk of the counterparties with whom the Fund deals;

●	The Fund’s shares are not listed on any securities exchange and are not publicly traded. There is currently no secondary market for the shares. Liquidity is provided to shareholders only through the Fund’s quarterly repurchase offers for no less than 5% of the shares outstanding at NAV;

●	The Fund may invest in illiquid and/or restricted securities that may be difficult to dispose of at a fair price when the Fund believes it is desirable to do so;

●	The Adviser depends on the efforts, skills, reputations and business contacts of its key personnel, and the loss of the services of any of them could have a material adverse effect on the Fund and could harm the Adviser’s ability to manage the Fund;

●	The Adviser will experience conflicts of interest in connection with the management of the Fund relating to the allocation of the Adviser’s and its investment professionals’ time and resources between the Fund and other investment activities;

●	Payment for quarterly repurchases of shares by the Fund may require the Fund to liquidate portfolio holdings earlier than the Adviser otherwise would liquidate such holdings, potentially resulting in losses, and may increase the Fund’s portfolio turnover;

●	The Fund is currently prohibited under the 1940 Act from participating in certain transactions with certain of its affiliates without the prior approval of a majority of the Fund’s independent Trustees and, in some cases, the SEC. The Fund has applied for relief from the SEC to permit such transactions without the prior approval of a majority of the Fund’s independent Trustees, subject to quarterly reporting to the Board. There is no guarantee that the SEC will grant this relief;

●	The valuation of securities or instruments that lack a central trading place (such as investments in private companies and private funds) may carry greater risk than those that trade on an exchange. The Fund’s investments in private funds, including Underlying Funds, will likely be priced at a fair value in the absence of a readily available market. These fair value determinations may prove to be inaccurate. Incorrect valuations of Underlying Funds could have an adverse effect on the Fund’s NAV and shareholder transactions involving the shares

●	The Adviser cannot be certain that due diligence investigations with respect to any investment opportunity for the Fund will reveal or highlight all relevant facts (including fraud) that may be necessary or helpful in evaluating such investment opportunity, or that its due diligence investigations will result in investments for the Fund being successful;

●	Disasters, world health crises, political instability and terrorist attacks in the United States and around the world may result in market volatility, may have long-term effects on the United States and worldwide financial markets and may cause further economic uncertainties in the United States and worldwide;

●	The Fund may invest, without limitation, in securities of technology companies and healthcare companies. Economic, legislative or regulatory developments may occur that significantly affect those sectors, which may cause the Fund’s net asset value to fluctuate more than that of a fund that does not focus in particular sectors;

●	The Fund may invest a portion (40%-60%) of its net assets in small- and medium-capitalization companies, which are newly formed or have limited product lines, distribution channels and financial and managerial resources. While such investments may provide significant potential for appreciation, they may also involve higher risks for the Fund when compared to investment companies that focus only on large-capitalization companies;

●	To qualify and remain eligible for the special tax treatment accorded to regulated investment companies (“RICs”) and their shareholders under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), the Fund must meet certain source-of-income, asset diversification and annual distribution requirements, and failure to do so could result in the loss of RIC status.

U.S. Federal Income Tax Matters. The Fund intends to elect to be treated and to qualify each year for taxation as a RIC under Subchapter M of the Code. In order for the Fund to qualify as a RIC, it must meet an income and asset diversification test each year. If the Fund so qualifies and satisfies certain distribution requirements, the Fund (but not its shareholders) will not be subject to federal income tax to the extent it distributes its investment company taxable income and net capital gains (the excess of net long-term capital gains over net short-term capital loss) in a timely manner to its shareholders in the form of dividends or capital gain distributions. The Code imposes a 4% nondeductible excise tax on RICs, such as the Fund, to the extent they do not meet certain distribution requirements by the end of each calendar year. The Fund generally anticipates meeting these distribution requirements. See “U.S. Federal Income Tax Matters.”

Distribution Policy; Dividend Reinvestment Policy. The Fund’s distribution policy is to make distributions at least quarterly of income to shareholders. Unless a shareholder elects otherwise, the shareholder’s distributions will be reinvested in additional shares of the Fund under the Fund’s dividend reinvestment policy. Shareholders who elect not to participate in the Fund’s dividend reinvestment policy will receive all distributions in cash paid to the shareholder of record (or, if the shares are held in street or other nominee name, then to such nominee). See “Dividend Reinvestment Policy.”

FUND EXPENSES

Shareholder Transaction Expenses
Maximum Sales Load (as a percent of offering price)	NONE
Dividend Reinvestment and Cash Purchase Plan Fees	NONE

Annual Expenses (as a percentage of net assets attributable to shares)
Management Fee	1.50%
Other Expenses(1)	3.07%
Shareholder Servicing Plan Fees	0.18%
Remaining Other Expenses	2.89%
Acquired Fund Fees and Expenses(2)	0.54%
Total Annual Expenses	5.11%
Fee Waiver and Expense Limitation(3)	(1.40)%
Total Annual Expenses (after fee waiver and expense limitation)	3.71%

(1)	Other expenses include but are not limited to accounting, legal and auditing fees of the Fund, compliance services expenses, shareholder servicing plan fees and fees payable to the Trustees.
(2)	Acquired Fund Fees and Expenses (“AFFE”) are the indirect costs of investing in other investment companies. The operating expenses in this fee table will not correlate to the expense ratio in the Fund’s financial highlights, when issued, because the financial statements include only the direct operating expenses incurred by the Fund. AFFE are estimated for the current fiscal year based on historic fees and expenses. AFFE may be substantially higher or lower because certain fees are based on the performance of the acquired funds, which may fluctuate over time. The typical incentive allocation paid to the investment advisers of acquired funds that pay such fees is 10-20%.
(3)	The Adviser and the Fund have entered into an Expense Limitation Agreement under which the Adviser has agreed, until at least June 30, 2027 to waive its management fees and to pay or absorb the ordinary operating expenses of the Fund (excluding interest, dividends, amortization/accretion and interest on securities sold short, brokerage commissions, acquired fund fees and expenses, administrative and/or shareholder servicing fees payable pursuant to a plan adopted by the Board, and extraordinary expenses – including but not limited to litigation costs), to the extent that its management fees plus the Fund’s ordinary annual operating expenses exceed 2.99% per annum of the Fund’s average daily net assets attributable to shares. Such Expense Limitation Agreement may not be terminated by the Adviser, but it may be terminated by the Board, upon 60 days’ written notice to the Adviser. Any fee waiver and/or expense payment by the Adviser is subject to repayment by the Fund within the three years from the date the Adviser waived such payment, if the Fund is able to make the repayment without exceeding the lesser of the expense limitation in place at the time of the waiver or the current expense limitation and the repayment is approved by the Board. See “Management of the Fund.”

The Fund Expenses Table describes the fees and expenses that you may pay if you buy, hold, or sell shares of the Fund. More information about these and other discounts is available from your financial professional and in “Purchasing Shares” starting on page 34 of this prospectus. More information about management fees, fee waivers and other expenses is available in “Management of the Fund” starting on page 21 of this prospectus.

The following example illustrates the hypothetical expenses that you would pay on a $1,000 investment assuming annual expenses attributable to shares remain unchanged and shares earn a 5% annual return, the calculation includes the Expense Limitation Agreement as currently in effect until June 30, 2027.

1 Year	3 Years	5 Years	10 Years
$37	$141	$244	$501

If a shareholder requests repurchase proceeds be paid by wire transfer, such shareholder will be assessed an outgoing wire transfer fee at prevailing rates charged by the Transfer Agent, currently $15. The purpose of the above table is to assist a holder of shares to understand the fees and expenses that such shareholder would bear directly or indirectly. The example should not be considered a representation of actual future expenses. Actual expenses may be higher or lower than those shown.

FINANCIAL HIGHLIGHTS

The Financial Highlights table is intended to help you understand the financial performance of the Fund since inception. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). The financial data in the table for the period beginning at the commencement of the Fund’s operations on December 27, 2024, and ended March 31, 2025, and for the fiscal year ended March 31, 2026, has been audited by Cohen & Company, Ltd., the Fund’s independent registered public accounting firm, whose report, along with the Fund’s financial statements and the notes thereto, is incorporated by reference into the Statement of Additional Information and are included in the annual report which are available upon request. Further information about the performance of the Fund is contained in the Fund’s annual report to shareholders contained in the Fund’s Form N-CSR dated March 31, 2026, copies of which may also be obtained at no charge by calling the Fund at 1-800-222-8274.

(For a share outstanding during the period)

	For the Year Ended March 31, 2026*	For the Period Ended March 31, 2025(a)
Selected Per Share Data:
Net asset value, beginning of period	$10.21	$10.00
Investment operations:
Net investment income	0.11	-	(b)
Net realized and unrealized gain on investments	0.38	0.21	(c)
Total from investment operations	0.49	0.21
Net investment income	(0.18)	-
Total distributions	(0.18)	-
Proceeds from early repurchase fees collected	- (b)	-
Net asset value, end of period	$10.52	$10.21
Total Return(d)	4.89%	2.10	%(e)
Ratios and Supplemental Data:
Net assets, end of period (000 omitted)	$31,975	$4,451
Ratio of net expenses to average net assets(f)	3.17%	2.99	%(g)
Ratio of gross expenses to average net assets before waiver(f)	4.57%	44.13	%(h)
Ratio of net investment income (loss) to average net assets(f)	1.22%	(0.16	)%(g)
Portfolio turnover rate	60%	-	%(e)

*	Includes adjustments in accordance with accounting principles generally accepted in the United States and, consequently, the NAVs for financial reporting purposes and the returns based upon those NAVs may differ from the NAVs and returns for shareholder transactions.
(a)	For the period December 27, 2024 (commencement of operations) to March 31, 2025.

(b)	Rounds to less than $0.01.
(c)	The amount shown for a share outstanding throughout the period does not accord with the change in aggregate gains and losses in the portfolio of securities during the period due to the timing of sales and purchases of Fund shares in relation to fluctuating market values during the period.
(d)	Total return represents the rate that the investor would have earned or lost on an investment in the Fund, assuming reinvestment of distributions.
(e)	Not annualized.
(f)	These ratios exclude the impact of expenses of the underlying funds in which the Fund invests as represented in the Schedule of Investments.
(g)	Annualized.
(h)	Annualized, with the exception of non recurring organizational and offering costs.

THE FUND

The Fund is a continuously offered, diversified, closed-end management investment company that is operated as an interval fund. The Fund was organized as a Delaware statutory trust on April 5, 2024. The Fund’s principal office is located at 100 Grandview Place, Suite 200, Birmingham, AL 35243, and its telephone number is 833-632-5139.

USE OF PROCEEDS

The net proceeds of the continuous offering of shares are invested as soon as practicable after receipt of sufficient proceeds to invest in accordance with the Fund’s investment objectives and policies (as stated below). There is no minimum threshold amount that must be raised prior to the Fund’s investment of net proceeds. The Adviser paid the Fund’s organizational and offering expenses incurred with respect to its initial offering and the Fund will pay expenses incurred with respect to its continuous offering. The organizational and offering expenses paid by Adviser shall be subject to reimbursement by the Fund so long as the Fund is able to make the repayment without exceeding the current expense limitation. The Fund anticipates that it may take between two to three months to fully invest the net proceeds from offering shares in accordance with the Fund’s investment objectives and policies. Pending investment of such proceeds, the Fund will invest in cash, cash equivalents, money market funds, short-term, high quality fixed-income securities, mutual funds, ETFs, as well as other mutual funds and ETFs that invest in REITs or commodities and/or use managed futures strategies, long/short equity strategies, arbitrage strategies, and event-driven strategies. Investors should expect, therefore, that before the Fund has fully invested proceeds in accordance with its investment objectives and policies, the Fund’s assets would earn interest income at a modest rate which may be less than the Fund’s distribution rate. As a result, the Fund’s distributions during this period may consist, in whole or in part, of a return of capital. Any invested capital that is returned to the shareholder will be reduced by the Fund’s fees and expenses.

INVESTMENT OBJECTIVE, STRATEGIES, AND PROCESS

Investment Objective

The investment objective of the Fund is to achieve a blended return of income and capital appreciation, with special consideration given to investments that it believes will make an impact according to its values driven investment philosophy. The Adviser aims to achieve its objective by investing in a wide range of private markets through the dynamic use of its proprietary evaluation process. This investment objective may be changed without a vote of the Fund’s shareholders.

Investment Strategies

The Fund invests in a range of alternative assets intended to deliver a balance of income and return. The Fund intends to invest primarily in private markets. The private markets in which the Fund invests are (i) private equity, (ii) venture capital, (iii) private credit, and (iv) real estate and real assets. The types of investments the Fund utilizes to invest in private markets are (i) direct investments in the equity and/or debt securities of private companies; and (ii) indirect investments through Underlying Funds that invest primarily in such private markets. The Adviser believes that investing in various types of private markets and various types of securities in which the Fund invests to access private markets, are important factors in attempting to provide investors with exposure to a wide range of sectors and assets through a single investment vehicle. The Fund’s assets are therefore allocated in a dynamic manner to optimize the blended return of income and capital appreciation.

In constructing the portfolio, the Adviser seeks to identify investments that it believes will make an impact on the world according to its values driven investment philosophy while also providing the potential for high returns, consistent income, liquidity, or a combination thereof. In addition to the values-based screening, the Adviser and/or Sub-Advisers conduct thorough due diligence in determining whether to invest in a particular security based on fundamental, bottom-up research. The Adviser believes that the Fund’s investment program offers an ideal approach for certain shareholders who previously have not had access to these types of investments or who desire to access such investments through lower account minimums.

The Adviser identifies private investment opportunities through a variety of sources, including direct relationships with Underlying Fund managers and portfolio company leadership teams. Members of the Adviser and Sub-Advisers have extensive history investing in private markets and may draw upon that history to generate connections to potential Fund investments. Additionally, the Fund’s investment team currently receives hundreds of inbound private market solicitations annually for potential review. Lastly, the team has access to research databases which provide additional sources of screening, idea flow, and benchmarking. The Adviser believes that there is a robust set of investment opportunities in private markets for the Fund.

The evaluation process for a private market opportunity typically includes, but is not limited to, a qualitative evaluation of an Underlying Fund manager’s approach to generating deal flow and outperformance, their competitive advantages, their team and its alignment with investors, the firm culture, and their approach to impact and socially responsible investment considerations.

Quantitatively, the Fund seeks to evaluate the past track record of the Underlying Fund’s manager relative to both comparable private and public market strategies (where applicable) as well as the fees, expenses, and other terms of the investment. In many cases, the Fund expects direct investments to be associated with an Underlying Fund manager where the Fund’s investment team will have some familiarity with the competitive advantages and underwriting abilities of said manager. The portfolio managers will also identify direct investments in companies Real Estate Securities, or securities related to real assets, the portfolio managers performing an analysis of a company’s operating history, current or potential future cash flow, and fair valuation, and determining whether the company aligns with the Adviser’s faith-driven values. The Adviser utilizes its proprietary evaluation process and due diligence checklist to evaluate the direct investment opportunity thoroughly. This process also includes direct engagement with company leadership through multiple meetings and, where feasible, site visits to gain deeper operational insights.

Private Equity

Private equity is a common term for investments that are typically made in private companies (or public companies through privately negotiated transactions) and generally involve equity-related finance intended to facilitate a change in management and direction of these companies in order to increase their value. The Fund invests in private equity-related investments of any type, including direct investments in the equity securities of privately held companies; primary and secondary offerings of Underlying Funds that deploy invested capital into primarily non-public operating companies (portfolio companies); and investment opportunities in the equity of portfolio companies that are presented by one or more the Underlying Funds. The Fund seeks to allocate its investments across multiple private equity strategies (e.g., growth and core), vintage years, geographies, company size, sector, industry, and other distinguishing features.

Venture Capital Investments

Initial or early-stage investments in private companies are commonly referred to as “venture capital” investments. These new and emerging companies are often in technology and healthcare-related industries. Companies financed by venture capital are generally not cash flow positive at the time of investment and may require several rounds of financing before the company can be sold privately or taken public. The Fund may invest at any point along a venture capital company’s path of development but generally seeks to diversify across the various stages. When allocating investments in venture capital, the Fund classifies the stages of a venture capital company as follows:

●	Pre-Seed Stage. A “pre-seed stage” company has a product that is either still in the conceptual stage or not fully developed and more than three-months away from generating revenues.

●	Seed Stage. A “seed stage” company has a product or service that has been validated by the market and is raising capital to hire additional labor and expand its business.

●	Growth Stage. A “growth stage company” is typically an established company with strong growth characteristics. Such company is still relatively early in its development but is generating revenue or is within three months of generating revenue generation, Growth stage companies also include those developing a new product line, entering a new market, building a new factory, or financing a strategic acquisition.

In addition to direct investments in simple agreements for future equity (SAFEs) or equity securities of venture capital companies, the Fund invests in Underlying Funds that deploy invested capital into venture capital companies and may also co-invest alongside an Underlying Fund. The Fund may also invest in debt securities of venture capital companies as discussed in “Private Credit Investments” below.

Private Credit Investments

Private credit is credit that is extended to companies or projects on a bilaterally negotiated basis, is not publicly traded, and is originated or held by lenders which are not banks. The Fund gains exposure to select private credit opportunities through real estate, infrastructure, venture capital, special situations and distressed debt, direct lending, mezzanine financing, and structured financing. The Fund invests in the debt of small- to middle-market companies that often do not have access to traditional bank financing.

Private credit takes various legal forms, which may include loans, bonds, notes (including convertible notes),or private securitization issues, and may take the form of secured debt (including senior secured, unitranche and second-lien debt) and unsecured debt (including senior unsecured and subordinated debt). The Fund also obtains exposure to private credit through primary and secondary offerings of interests in Underlying Funds that invest in private fixed-income securities and debt instruments and target the ownership of higher yielding corporate, physical, or financial assets. Such fixed-income securities may include below investment grade debt (or “junk” bonds). The Fund may also co-invest alongside these Underlying Funds.

The Fund seeks to allocate its investments in private credit across multiple strategies (e.g., direct lending, liquid credit, opportunistic credit, structured credit, and real assets credit) or other distinguishing features.

Real Estate and Real Assets Investments

The Adviser uses a comprehensive multi-strategy, multi-sector approach, to invest in real estate securities. The real estate securities in which the Fund invests are (i) common stock, preferred equity, partnership or similar interests, convertible or non-convertible preferred stock; (ii) non-traded unregistered real estate investment trusts (“Private REITs”); (iii) publicly traded REITs; (iv) private funds that invest in Private REITs; (v) mortgage-backed securities; and (vi) real estate operating companies (“REOCs”) that invest principally, directly or indirectly, in real estate. The Fund’s investments are allocated among the various sectors of the real estate market, including but not limited to the multi-family, mixed-use, commercial, industrial, residential, specialty, and warehouse sectors. Examples of investments in the specialty sector may include medical or life science laboratory real estate.

In addition to the real estate securities, the Fund may take advantage of investment opportunities in securities related to other real assets. Such investments provide the Fund with exposure to commodities, energy, natural resources (such as agriculture and timber), infrastructure, precious metals, and other real estate (i.e., farmland or mines).

Liquid Securities and Short-Term Investments

The Fund invests in liquid alternative assets to manage its liquidity, maintain access to cash in order to meet its short-term obligations, and deliver non-correlated income returns in faith aligned investments. The Fund’s investment in these alternatives may occur through the direct purchase of publicly traded instruments such as open-ended mutual funds or ETFs. The mutual funds or ETFs may have strategies that include managed futures, long/short equity, or arbitrage-driven strategies. The Fund may also invest into public securities of companies that have exposure to private markets, providing additional means to manage liquidity. Short-term investments may include the purchase of government securities, short-term obligations issued by select banks and other companies, and investments in ETFs that invest in a variety of assets including commodities, REITs, VIX short term futures (futures on CBOE Volatility Index), high yield related fixed income and high-income generating ETFs. Other short-term investments used to manage liquidity include cash and cash-equivalents, public and private money market funds, publicly traded equity securities, and other liquid investments.

The Fund may make certain investments through a Domestic Subsidiary. The Domestic Subsidiary will not be registered under the 1940 Act; however, the Fund will wholly own and control the Domestic Subsidiary. The Board has oversight responsibility for the investment activities of the Fund, including its investment in a Domestic Subsidiary, and the Fund's role as sole shareholder of the Domestic Subsidiary. To the extent applicable to the investment activities of the Domestic Subsidiary, the Domestic Subsidiary will follow the same compliance policies and procedures as the Fund. The Fund will “look through” the Domestic Subsidiary to determine compliance with the Fund's investment policies. The Domestic Subsidiary is subject to U.S. federal income tax, at the 21% rate currently applicable to U.S. corporations, on its net income and gains, as well as any applicable state income tax. Dividends paid by the Domestic Subsidiary to the Fund is qualifying income for the Fund.

Pending investment of the proceeds from the offering in accordance with the Fund’s principal strategy, assets will be invested in the liquid, short-term investments mentioned above.

Except as otherwise indicated, the Fund may change its investment objectives and any of its investment policies, restrictions, strategies, and techniques without shareholder approval. The investment objective of the Fund is not a fundamental policy of the Fund and may be changed by the Board without the vote of a majority (as defined by the 1940 Act) of the Fund’s outstanding shares.

The SAI contains a list of the fundamental (i.e., those that may not be changed without a shareholder vote) and non-fundamental (if any) investment policies of the Fund under the heading “Investment Objectives and Policies.”

Portfolio Construction

The Adviser intends to allocate the Fund’s assets among the various types of investments in a dynamic manner to optimize the blended return based on its assessment of current and forecasted market conditions. When the Fund’s assets are fully deployed, the Adviser expects to allocate assets in the following ranges:

Type of Asset Class	Target Weighting
Private Equity	20-40%
Venture Capital	20-40%
Real Estate and Real Asset	5-25%
Private Credit	5-20%
Liquid Alternatives and Public Equities	10-20%

Such allocations may vary from time to time, especially during the Fund’s initial period of investment operations, and the Adviser maintains complete and absolute discretion to adjust the allocations in response to changing market opportunities and conditions as well as other pertinent factors. The Adviser may from time to time, for temporary and/or defensive reasons, take positions that are inconsistent with these target weightings. Specifically, the Adviser may take positions in various public equities that exceed 20% of the Fund’s assets. If and when the Adviser determines to pursue such strategy, the Fund may not achieve its investment objective while it does so, which could reduce the benefit from any upswing in the market.

The Fund may obtain exposure to the asset classes above through direct investments in securities or indirectly through Underlying Funds. The Adviser intends to target the following allocations for each type of investment:

Type of Investment	Target Weighting
Underlying Funds	Up to 50%
Direct Investments	Up to 75%
Liquid Alternatives and Public Equities	Up to 20%

The Adviser invests in an Underlying Fund when it believes that doing so provides investors with access to an emerging manager with strong historical performance and whose Underlying Fund is either oversubscribed or has a high minimum commitment. Additionally, the Adviser may invest in an Underlying Fund when doing so is more cost effective than direct investments in the underlying assets. Underlying Funds may offer other benefits compared to direct investments such as access to a proprietary deal flow due to their relationships with investment banks and proprietary analytics utilized to identify investments. The Fund can invest in Underlying Funds that would be investment companies under the 1940 Act but for the exemptions provided by Sections 3(c)(1) or 3(c)(7) of the 1940 Act. This may subject the Fund to additional risks of these investments. See “Risk Factors.”

Investment Process

The portfolio managers are responsible for security selection and the Fund’s portfolio construction. The Adviser and Sub-Advisers identify potential investments through their network and relationships with a variety of alternative investment managers who are either explicitly faith-driven managers or who are aligned in mission with faith-based investors (i.e., an Underlying Fund manager), as well as financial industry research database. These investments in privately held companies are also frequently identified through the Underlying Funds in which the Fund invests.

The Adviser seeks to identify investments that it believes will make an impact according to its values driven investment philosophy. The Adviser seeks to eliminate from the investable universe companies that demonstrably and consistently harm their stakeholders, and Underlying Funds that invest primarily in such companies. The Adviser captures and considers percentage of revenue thresholds for harmful products, and the Adviser captures and considers patterns of harmful business practices (including forced labor ties, products/practices resulting in consumer physical harm, and environmental mismanagement). This means seeking to avoid companies whose principal business activities and practices include:

●	Involvement in abortion, including production, distribution, or supply chain involvement regarding abortifacients or medical facilities that perform abortions.

●	Production, distribution, or supply chain involvement regarding addictive products, including adult entertainment, pornography, gambling, tobacco, alcohol, and cannabis.

●	Predatory lending practices.

●	Human rights violations.

●	Patterns of severe ethics controversies.

The portfolio managers then seek to elevate companies and Underlying Funds that it believes promote flourishing for their stakeholders, through its proprietary investment evaluation process. This means identifying companies, through proprietary research methods designed to assess positive impact, that the portfolio managers believe exhibit qualities and characteristics such as:

●	Addressing unmet and underserved needs in the marketplace.

●	Providing purposeful vocations and adding meaning to work.

●	Fostering vibrant communities.

●	Embracing viewpoint diversity and a spirit of collaboration.

●	Providing affordable housing and long-term shelter solutions for low-income households.

●	Cultivating natural resources.

●	Enhancing our stakeholders’ well-being and corporate human experience.

All securities must meet, at the time of investment, both elements of the Adviser’s values-based screening requirements (i.e., all investments must both qualify to be in the Fund’s investable universe and exhibit qualities that the Adviser believes promote flourishing for their stakeholders). If an investment no longer meets the Adviser’s screening requirements, the Fund intends, but is not required, to sell such investment.

Investment Evaluation

In addition to the values-based screening, the Adviser and Sub-Advisers conduct thorough due diligence in determining whether to invest in a particular security. The portfolio managers select securities based on fundamental, bottom-up research. As previously described in the Investment Strategies section, the evaluation process for relying on an Underlying Fund manager to identify a private market opportunity for direct investment or investing in an Underlying Fund includes, but is not limited to, a qualitative evaluation of the Underlying Fund manager’s approach to generating deal flow and outperformance, their competitive advantages, their team and its alignment with investors, the firm culture, and their approach to impact and socially responsible investment considerations. Specifically, when determining whether an Underlying Fund manager is a faith-driven manager or a manager who aligns in mission with faith-based investors, the Adviser utilizes a variety of analysis and tools, it has developed to conduct thorough due diligence on the investment strategy and processes that the manager uses when considering an investment. This allows the Adviser to better understand the values that underpin the manager’s culture and whether the manager will make investments that align with the Adviser’s values-based investing process detailed above. Quantitatively, the portfolio managers seek to evaluate the past track record of the Underlying Fund manager relative to both comparable private and public market strategies (where applicable) as well as the fees, expenses, and other terms of the investment.

In many cases, the Fund expects direct investments to be associated with an Underlying Fund manager where the portfolio managers will have some familiarity with the competitive advantages and underwriting abilities of said manager. The portfolio managers will also identify direct equity or debt investments in companies through a structured framework that includes identification, assessment, decision-making, and continuous engagement. Specifically, the portfolio managers identify additional opportunities for direct investment through industry networks, proprietary research tools, and referrals from strategic relationships. Once a potential opportunity for direct investment is identified, the portfolio managers conduct a thorough evaluation of the opportunity, which involves performing an analysis of the company’s operating history, current or potential future cash flow, and valuation, and determining whether the company aligns with the Adviser’s faith-driven values. The Adviser utilizes its proprietary investment evaluation tools and due diligence checklist to evaluate the direct investment opportunity thoroughly. This process also includes, but is not limited to, multiple meetings with key professionals related to each investment, aggregating and reviewing relevant investment documentation (e.g., marketing materials, private placement memo, financial statements, etc.), as well as site visits when possible or deemed necessary. The Adviser’s value-based screening process is proprietary, though the Adviser may refer to third-party resources in conducting its research. A summary of the findings and opinion is typically provided to the Fund’s investment team for review and consideration of a potential investment within the Fund.

For Underlying Funds, in addition to the preceding, the portfolio managers analyze other factors including but not limited to prior fund performance history, fund management, and consistent adherence to the investment process.

RISK FACTORS

An investment in the Fund’s shares is subject to risks. The value of the Fund’s investments will increase or decrease based on changes in the prices of the investments it holds. This will cause the value of the Fund’s shares to increase or decrease. You could lose money by investing in the Fund. By itself, the Fund does not constitute a complete investment program. Before investing in the Fund, you should consider carefully the following risks the Fund faces, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, the Fund’s results of operations could be materially and adversely affected. There may be additional risks that the Fund does not currently foresee or consider material. You may wish to consult with your legal or tax advisors before deciding whether to invest in the Fund. The following describes the direct and indirect risks the Fund bears with respect to its investments.

Adviser and Sub-Advisers’ Analysis Risk

The Adviser and Sub-Advisers seek to conduct reasonable and appropriate due diligence based on the facts and circumstances applicable to each investment. When conducting due diligence and making an assessment regarding an investment for the Fund, the Adviser and Sub-Advisers rely on available resources, including information provided by the target of the investment and, in some circumstances, third-party investigations. As a result, the due diligence process may at times be subjective with respect to recently organized companies for which only limited information is available. Accordingly, the Adviser or Sub-Advisers cannot be certain that due diligence investigations with respect to any investment opportunity for the Fund will reveal or highlight all relevant facts (including fraud) that may be necessary or helpful in evaluating such investment opportunity, or that its due diligence investigations will result in investments for the Fund being successful. There can be no assurance that the projected results of an investment opportunity will be achieved for the Fund, and actual results may vary significantly from such projections. General economic, natural, and other conditions, which are not predictable, can have an adverse impact on the reliability of such projections. Assumptions or projections about asset lives; the stability, growth, or predictability of costs; demand; or revenues generated by an investment or other factors associated therewith may, due to various risks and uncertainties including those described herein, differ materially from actual results.

Below Investment Grade Instruments Risk

The Fund may invest in debt securities and other instruments that are rated “below investment grade” or “junk” by recognized rating agencies or will be unrated and face ongoing uncertainties and exposure to adverse business, financial or economic conditions and the issuer’s failure to make timely interest and/or principal payments. Such securities and instruments are generally not exchange traded and, as a result, trade in the over-the-counter (“OTC”) marketplace, which is less transparent than the exchange-traded marketplace. In addition, the Fund may invest in bonds of issuers that do not have publicly traded equity securities, making it more difficult to hedge the risks associated with such investments. The Fund’s investments in “below investment grade” or “junk” securities and instruments expose it to a substantial degree of credit risk and interest rate risk. The market for high yield securities has recently experienced periods of significant volatility and reduced liquidity. The market values of certain of these lower-rated and unrated debt investments tend to reflect individual corporate developments to a greater extent and tend to be more sensitive to economic conditions than those of higher-rated investments, which react primarily to fluctuations in the general level of interest rates. Companies that issue such securities are often highly leveraged and may not have available to them more traditional methods of financing. Major economic recessions such as those recently (and in some cases, currently) experienced globally may disrupt severely the market for such securities, and may have an adverse impact on the value of such securities and the ability of the issuers of such securities to repay principal and/or interest thereon, thereby increasing the incidence of default of such securities. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may also decrease the value and liquidity of these high yield debt securities.

Closed-End Structure Risk

The Fund is a closed-end investment company. It is designed for long-term investors and not as a trading vehicle.

Competition for Investment Opportunities Risk

The activity of identifying, completing and realizing the types of investment opportunities targeted by the Adviser and Sub-Advisers for the Fund is highly competitive and involves a significant degree of uncertainty. The Fund competes for investment opportunities with other investment companies and private investment vehicles, as well as the public debt markets, individuals and financial institutions, including investment banks, commercial banks and insurance companies, business development companies, strategic industry acquirers, hedge funds and other institutional investors, investing directly or through affiliates. Over the past several years, a number of such investment vehicles have been formed (and many such existing entities have grown in size). Additional entities with similar investment objectives may be formed in the future by other unrelated parties. It is possible that competition for appropriate investment opportunities may increase, thus reducing the number of opportunities available to the Fund. Such supply-side competition may adversely affect the terms on which investments can be made by the Fund. Moreover, transaction sponsors unaffiliated with the Fund, the Adviser, or Sub-Advisers may be reluctant to present investment opportunities to the Fund because of its affiliation with the Adviser or a Sub-Adviser. There can be no assurance that the Adviser or a Sub-Adviser will be able to locate and complete investments that satisfy the Fund’s primary investment objectives or to realize on their values.

Conflicts of Interest Risk

The Adviser (and its affiliates) and the portfolio managers (and the portfolio managers for clients managed by affiliates of the Adviser) manage the assets of and/or provide advice to individual accounts, as well as to the Fund. The Fund has no interest in the activities of the Adviser’s other clients. In addition, the Adviser and its affiliates, and any of their respective officers, directors, partners, members or employees, may invest for their own accounts in various investment opportunities, including in investment funds, private investment companies or other investment vehicles in which the Fund will have no interest. However, there are no affiliations or arrangements between the Adviser’s or its affiliates’ clients, the pooled investment vehicles in which the Fund invests and the asset managers to such pooled investment vehicles. The Adviser is required under its compliance policies and procedures to identify any material conflicts of interest to which the Adviser is subject. Once such conflicts are identified, the Adviser’s Chief Compliance Officer shall oversee the consideration of appropriate disclosure and/or mitigation of the conflicts.

The Adviser (and its affiliates) and the portfolio managers (and the portfolio managers for clients managed by affiliates of the Adviser) will experience conflicts of interest in connection with the management of the Fund relating to the allocation of the Adviser’s time and resources between the Fund and other investment activities; the allocation of investment opportunities by the Adviser and its affiliates (including client accounts managed by affiliates of the Adviser); compensation to the Adviser; services that may be provided by the Adviser, its investment professionals and its affiliates to issuers in which the Fund invests; investment by the Fund and other clients of the Adviser, subject to the limitations of the 1940 Act; the formation of additional investment funds by the Adviser or its affiliates; differing recommendations given by the Adviser to the Fund versus other clients of the Adviser and its affiliates; the Adviser’s use of information gained from issuers in the Fund’s portfolio investments by other clients, subject to applicable law; and restrictions on the Adviser’s use of non-public information with respect to potential investments by the Fund. The Adviser and an affiliated registered investment adviser under common control do not operate under a combined Compliance Manual; however, they do share supervised personnel. Portfolio Managers for the Fund may be required to allocate their time between managing the Fund and their responsibilities to the affiliated registered investment adviser. The Adviser and/or its affiliates may from time to time obtain non-public information regarding certain issuers or other investment opportunities, which information may be material. As a result of the federal and state securities laws’ prohibition on trading on the basis of material non-public information, the Fund may be prohibited from buying or selling securities or pursuing a transaction or investment opportunity, which may result in a loss (actual or potential) to the Fund. See “Conflicts of Interest.”

Credit Risk

The Fund’s debt investments will be subject to the risk of non-payment of scheduled interest or principal by a counterparty with respect to such investments. Such non-payment would likely result in a reduction of income to the Fund and a reduction in the value of the debt investments experiencing non-payment.

Although the Fund may invest in investments that the Adviser or a Sub-Adviser believes are secured by specific collateral, the value of which may exceed the principal amount of the investments at the time of initial investment, there can be no assurance that the liquidation of any such collateral would satisfy a counterparty’s obligation in the event of non-payment of scheduled interest or principal payments with respect to such investment, or that such collateral could be readily liquidated. In addition, in the event of bankruptcy of a counterparty, the Fund could experience delays or limitations with respect to its ability to realize the benefits of the collateral securing an investment. Under certain circumstances, collateral securing an investment may be released without the consent of the Fund. The Fund may also invest in high yield instruments and unsecured investments, each of which involves a higher degree of risk than senior secured loans. The Fund’s right to payment and its security interest, if any, may be subordinated to the payment rights and security interests of more senior creditors. Certain of these investments may have an interest-only or paid-in-kind (“PIK”) payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the investment. In this case, a counterparty’s ability to repay the principal of an investment may be dependent upon a liquidity event or the long-term success of the company, the occurrence of which is uncertain.

A company in which the Fund invests could deteriorate as a result of, among other factors, an adverse development in its business, a change in the competitive environment or an economic downturn. As a result, companies that the Fund expected to be stable may operate, or expect to operate, at a loss or have significant variations in operating results, may require substantial additional capital to support their operations or maintain their competitive position, or may otherwise have a weak financial condition or be experiencing financial distress.

Equity Investments Risk

Fluctuations in the value of equity securities held by the Fund may cause the Fund’s net asset value to fluctuate. Common stock of an issuer may decline in price if the issuer fails to make anticipated dividend payments. Common stock will be subject to greater dividend risk than preferred stocks or debt instruments of the same issuer. In addition, common stocks have historically experienced significantly more volatility in returns than other asset classes.

ETF Risk

The Fund may invest in ETFs. An ETF’s share price may not track its specified market index (if any) and may trade below its NAV. Certain ETFs use a “passive” investment strategy and do not take defensive positions in volatile or declining markets. There can be no assurance that an ETF’s shares will continue to be listed on an active exchange. In addition, shareholders bear both their proportionate share of the Fund’s expenses and similar expenses incurred through ownership of the ETF. There is a risk that ETFs in which the Fund invests may terminate due to extraordinary events. For example, any of the service providers to ETFs, such as the trustee or sponsor, may close or otherwise fail to perform their obligations to the ETF, and the ETF may not be able to find a substitute service provider. Also, certain ETFs may be dependent upon licenses to use various indexes as a basis for determining their compositions and/or otherwise to use certain trade names. If these licenses are terminated, the ETFs may also terminate. In addition, an ETF may terminate if its net assets fall below a certain amount.

Fixed-Income Instruments Risk

The Fund invests in loans and other types of fixed-income instruments and securities. Such investments may be secured, partially secured or unsecured and may be unrated, and whether or not rated, may have speculative characteristics. The market price of the Fund’s fixed income investments will change in response to changes in interest rates and other factors. Generally, when interest rates rise, the values of fixed-income instruments fall, and vice versa. In typical interest rate environments, the prices of longer-term fixed-income instruments generally fluctuate more than the prices of shorter-term fixed-income instruments as interest rates change. The obligor of a fixed-income instrument may not be able or willing to pay interest or to repay principal when due in accordance with the terms of the associated agreement. An obligor’s willingness and ability to pay interest or to repay principal due in a timely manner may be affected by, among other factors, its cash flow. Commercial bank lenders may be able to contest payments to the holders of other debt obligations of the same obligor in the event of default under their commercial bank loan agreements. See also “Risks Factors – Credit Risk.”

The Fund invests in loans and other similar forms of debt. Such forms of indebtedness are different from traditional debt securities in that debt securities are part of a large issue of securities to the public and loans and similar debt instruments may not be securities, but may represent a specific commercial loan to a borrower. Loan participations typically represent direct participation, together with other parties, in a loan to a corporate borrower, and generally are offered by banks or other financial institutions or lending syndicates. The Fund may participate in such syndications, or can buy part of a loan, becoming a part-lender. When purchasing indebtedness (including loan participations), the Fund assumes the credit risk associated with the corporate borrower and may assume the credit risk associated with an interposed bank or other financial intermediary. Members of a syndicate in which the Fund participates may have different and sometimes superior rights than the Fund. Where the Fund invests as a sub-participant in syndicated debt, it may be subject to certain risks as a result of having no direct contractual relationship with the underlying borrower. As a result, the Fund will generally be dependent on the lender to enforce its rights and obligations under the loan arrangements in the event of a default by the underlying borrower and will generally not have any direct rights against the underlying borrower, any direct rights in the collateral, if any, securing such borrowing, or any right to deal directly with such borrower. The lender will, in general, retain the right to determine whether remedies provided for in the underlying loan arrangement will be exercised, or waived. In the event that the Fund enters into such an investment, there can be no assurance that its ability to realize on a participation will not be interrupted or impaired in the event of the bankruptcy or insolvency of the borrower or the lender or that in such circumstances, the Fund will benefit from any set-off between the lender and the borrower. Successful claims by third parties arising from these and other risks may be borne by the Fund.

The Fund may invest in debtor-in-possession financings. In such investments there is a risk that the underlying borrower may not successfully exit bankruptcy and may be forced to liquidate its assets in which case the Fund’s only recourse will be against the security provided by the borrower (which may not be sufficient to cover related losses).

Interest Rate Risk

Typically, a rise in interest rates causes a decline in the value of debt securities and loans, and as a result the value of your investment in the Fund will fluctuate with changes in interest rates. In general, the market price of debt securities with longer maturities will increase or decrease more in response to changes in interest rates than shorter-term securities. Other risk factors include credit risk (the debtor may default), prepayment risk (the debtor may pay its obligation early, reducing the amount of interest payments) and extension risk (the debtor may pay its obligation later than expected, increasing a securities maturity). These risks could affect the value of a particular investment, possibly causing the Fund’s NAV and total return to be reduced and fluctuate more than other types of investments.

Investment Risk

An investment in the Fund involves a considerable amount of risk. Before making an investment decision, a prospective investor should (i) consider the suitability of this investment with respect to his, her or its investment objectives and personal situation and (ii) consider factors such as his, her or its personal net worth, income, age, risk tolerance and liquidity needs. An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire principal amount invested. An investment in the Fund’s shares represents an indirect investment in the Fund’s underlying assets, and the value of these assets and other instruments may fluctuate, sometimes rapidly and unpredictably, and such investment is subject to investment risk, including the possible loss of the entire principal amount invested. At any point in time, an investment in the Fund’s shares may be worth less than the original amount invested, even after taking into account distributions paid by the Fund and the ability of shareholders to reinvest dividends.

Issuer Risk

The value of a specific security can be more volatile than the market as a whole and can perform differently from the value of the market as a whole. The value of an issuer’s securities that are held in the Fund’s portfolio may decline for a number of reasons that directly relate to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s goods and services.

Key Personnel Risk

The Adviser and Sub-Advisers depend on the efforts, skills, reputations and business contacts of their key personnel, the information and deal flow they and others generate during the normal course of their activities and the synergies among the diverse fields of expertise and knowledge held by the Adviser’s and Sub-Advisers’ professionals. The loss of the services of any of them could have a material adverse effect on the Fund and could harm the Adviser’s ability to manage the Fund.

The Adviser’s and Sub-Advisers’ principals and other key personnel possess substantial experience and expertise and have strong business relationships with members of the business community. The loss of these personnel could jeopardize the Adviser’s or Sub-Advisers’ relationships with members of the business community and could result in fewer investment opportunities for the Fund. For example, if any of the Adviser’s or Sub-Advisers’ principals were to join or form a competing firm, the Fund’s results and financial condition could suffer.

Legal and Regulatory Risks

Legal and regulatory changes could occur which may materially adversely affect the Fund. The regulation of the U.S. and non-U.S. securities and futures markets and investment funds such as the Fund has undergone substantial change in recent years, and such change may continue.

Leverage Risk

The Fund is permitted to obtain leverage using any form or combination of financial leverage instruments, including through funds borrowed from banks or other financial institutions (i.e., a credit facility), margin facilities, the issuance of preferred shares or notes and leverage attributable to reverse repurchase agreements, dollar rolls or similar transactions. The Fund does not intend to use leverage in the Fund’s first year of operations. The Fund may use leverage opportunistically in the future and may choose to increase or decrease its leverage, or use different types or combinations of leveraging instruments, at any time based on the Fund’s assessment of market conditions and the investment environment. The use of leverage, such as borrowing money to purchase securities, will cause the Fund to incur additional expenses and would significantly magnify the Fund’s losses in the event of underperformance of the Fund’s underlying investments.

The 1940 Act and related Rule 18f-4 generally limit the extent to which the Fund may utilize borrowings and transactions that may give rise to a form of leverage, including reverse repurchase agreements, dollar rolls, forward contracts, and other deemed derivative transactions, together with any other senior securities representing indebtedness, to 33⅓% of the Fund’s assets at the time utilized. In addition, the 1940 Act limits the extent to which the Fund may issue preferred shares to 50% of the Fund’s assets (less the Fund’s obligations under senior securities representing indebtedness).

Use of leverage creates an opportunity for increased income and return for shareholders but, at the same time, creates risks, including the likelihood of greater volatility in the NAV and market price of, and distributions on, the Fund’s shares. Increases and decreases in the value of the Fund’s portfolio will be magnified if the Fund uses leverage. In particular, leverage may magnify interest rate risk, which is the risk that the prices of portfolio securities will fall (or rise) if market interest rates for those types of securities rise (or fall). As a result, leverage may cause greater changes in the Fund’s NAV, which will be borne entirely by the Fund’s shareholders. There can be no assurance that the Fund will use leverage or that its leveraging strategy will be successful during any period in which it is employed. The Fund may be subject to investment restrictions of one or more nationally recognized statistical rating organizations and/or credit facility lenders as a result of its use of financial leverage. These restrictions may impose asset coverage or portfolio composition requirements that are more stringent than those imposed on the Fund by the 1940 Act. It is not anticipated that these covenants or portfolio requirements will significantly impede the Adviser in managing the Fund’s portfolio in accordance with its investment objectives and policies. Nonetheless, if these covenants or guidelines are more restrictive than those imposed by the 1940 Act, the Fund may not be able to utilize as much leverage as it otherwise could have, which could reduce the Fund’s investment returns. In addition, the Fund expects that any notes it issues or credit facility it enters into would contain covenants that, among other things, will likely impose geographic exposure limitations, credit quality minimums, liquidity minimums, concentration limitations and currency hedging requirements on the Fund. These covenants would also likely limit the Fund’s ability to pay distributions in certain circumstances, incur additional debt, change fundamental investment policies and engage in certain transactions, including mergers and consolidations. Such restrictions could cause the Adviser to make different investment decisions than if there were no such restrictions and could limit the ability of the Board of Trustees and shareholders to change fundamental investment policies.

The costs of a financial leverage program (including the costs of offering preferred shares and notes) will be borne entirely by the Fund and, in turn, the shareholders and consequently will result in a reduction of the NAV of the shares. To monitor this issue, the Board intends to periodically review the Fund’s use of leverage, including its impact on Fund performance. See “Conflicts of Interest.”

The Fund’s use of leverage could create the opportunity for a higher return for shareholders but would also result in special risks for shareholders and can magnify the effect of any losses. If the income and gains earned on the securities and investments purchased with leverage proceeds are greater than the cost of the leverage, the return on the shares will be greater than if leverage had not been used. Conversely, if the income and gains from the securities and investments purchased with such proceeds do not cover the cost of leverage, the return on the shares will be less than if leverage had not been used. There is no assurance that a leveraging strategy will be successful. Leverage involves risks and special considerations for shareholders, including:

●	the likelihood of greater volatility of NAV and market price of the shares than a comparable portfolio without leverage;

●	the risk that fluctuations in interest rates on borrowings and short-term debt or in the dividend rates on any preferred shares that the Fund may pay will reduce the return to the shareholders or will result in fluctuations in the dividends paid on the shares;

●	the effect of leverage in a declining market, which is likely to cause a greater decline in the NAV of the shares than if the Fund were not leveraged, which may result in a greater decline in the market price of the shares; and

●	when the Fund uses certain types of leverage, the management fee payable to the Adviser will be higher than if the Fund did not use leverage.

The Fund may continue to use leverage if the benefits to the Fund’s shareholders of maintaining the leveraged position are believed to outweigh the risks above.

Limited History Risk

The Fund is a closed-end investment company with a limited history of operations for investors to evaluate. It is designed for long-term investors and not as a trading vehicle.

Liquidity Risk

Shareholder Liquidity Risk

The Fund is a closed-end investment company structured as an “interval fund” and designed for long-term investors. Unlike many closed-end investment companies, the Fund’s shares are not listed on any securities exchange and are not publicly traded. There is currently no secondary market for the shares and the Fund expects that no secondary market will develop. Liquidity is provided to shareholders only through the Fund’s quarterly repurchase offers for no less than 5% of the shares outstanding at NAV. There is no guarantee that shareholders will be able to sell all of the shares they desire in a quarterly repurchase offer.

Fund Investments Liquidity Risk

The Fund’s investments are also subject to liquidity risk. Liquidity risk exists when particular investments of the Fund would be difficult to purchase or sell, possibly preventing the Fund from selling such illiquid securities at an advantageous time or price, or possibly requiring the Fund to dispose of other investments at unfavorable times or prices in order to satisfy its obligations. Funds with principal investment strategies that involve securities of companies with smaller market capitalizations, derivatives or securities with substantial market and/or credit risk tend to have the greatest exposure to liquidity risk. The Fund may invest without limit in securities that, at the time of investment, are illiquid. The Fund may also invest in restricted securities. Investments in restricted securities could have the effect of increasing the amount of the Fund’s assets invested in illiquid securities if qualified institutional buyers are unwilling to purchase these securities.

The market price of illiquid and restricted securities generally is more volatile than that of more liquid securities, which may adversely affect the price that the Fund pays for or recovers upon the sale of such securities. Illiquid and restricted securities are also more difficult to value, especially in challenging markets. The Adviser’s judgment may play a greater role in the valuation process. Investment of the Fund’s assets in illiquid and restricted securities may restrict the Fund’s ability to take advantage of market opportunities. In order to dispose of an unregistered security, the Fund, where it has contractual rights to do so, may have to cause such security to be registered. A considerable period may elapse between the time the decision is made to sell the security and the time the security is registered, thereby enabling the Fund to sell it. Contractual restrictions on the resale of securities vary in length and scope and are generally the result of a negotiation between the issuer and acquiror of the securities. In either case, the Fund would bear market risks during that period.

Some of the Fund’s private market investments are not readily marketable and may be subject to restrictions on resale. Such instruments may not be listed on any national securities exchange and no active trading market may exist for certain of the loans and fixed-income instruments in which the Fund will invest. Where a secondary market exists, the market for such instruments may be subject to irregular trading activity, wide bid/ask spreads and extended trade settlement periods. In addition, events occurring subsequent to an investment by the Fund, including, for example, withdrawals and changes in market, political or other relevant circumstances, may cause some loans and other debt instruments that were liquid at the time of acquisition to become illiquid or otherwise cause the Fund’s concentration in illiquid investments to increase.

Management Risk

The Adviser’s and/or Sub-Advisers’ judgments about the attractiveness, value and potential appreciation of particular asset classes and securities in which the Fund invests (directly or indirectly) may prove to be incorrect and may not produce the desired results. Additionally, the Adviser and Sub-Advisers’ judgments about the potential performance of a pooled investment vehicle (or other means of indirect investment) may also prove incorrect and may not produce the desired results.

Market and Geopolitical Risks

The increasing interconnectivity between global economies and financial markets increases the likelihood that events or conditions in one region or financial market may adversely impact issuers in a different country, region or financial market. Securities and other investments in the Fund’s portfolio may underperform due to inflation (or expectations for inflation), interest rates, global demand for particular products or resources, natural disasters, climate-change or climate related events, pandemics, epidemics, tariffs and trade wars, terrorism, regulatory events and governmental or quasi-governmental actions. The occurrence of global events similar to those in recent years, such as terrorist attacks around the world, natural disasters, social and political discord or debt crises and downgrades, among others, may result in market volatility and may have long term effects on both the U.S. and global financial markets. It is difficult to predict when similar events affecting the U.S. or global financial markets may occur, the effects that such events may have and the duration of those effects. Any such event(s) could have a significant adverse impact on the value and risk profile of the Fund’s portfolio.

The Fund may be subject to risk arising from a default by one of several large institutions that are dependent on one another to meet their liquidity or operational needs, so that a default by one institution may cause a series of defaults by the other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which the Fund interacts on a daily basis.

It is not known how long the impacts of the significant events described above would last, but there could be a prolonged period of global economic slowdown, which may impact your investment. Therefore, the Fund could lose money over short periods due to short-term market movements and over longer periods during more prolonged market downturns.

Private Funds Risk

The Fund’s performance depends in part upon the performance of the pooled investment vehicle managers and selected strategies, the adherence by such managers to such selected strategies, the instruments used by such managers and the Adviser’s ability to select pooled investment vehicle managers and strategies and effectively allocate Fund assets among them. Fund shareholders will bear two layers of fees and expenses: asset-based fees, and expenses at the Fund level, and asset-based fees, incentive fees and allocations, and expenses at the pooled investment vehicle level.

The private funds in which the Fund invests are subject to risks associated with legal and regulatory changes applicable to financial institutions generally and to private funds in particular. The Fund may not be able to invest in certain private funds that are oversubscribed or closed, and the Fund may be able to allocate only a limited amount of assets to a pooled investment vehicle that has been identified as an attractive opportunity. The Fund’s investments in certain private funds may be subject to lock-up periods, during which the Fund may not withdraw its investment. The Fund may invest a substantial portion of its assets in private funds that follow a particular type of investment strategy, which may expose the Fund to the risks of that strategy. Many of the Fund’s assets will be priced in the absence of a readily available market and may be priced based on determinations of fair value, which may prove to be inaccurate. The Fund, upon its redemption of all or a portion of its interest in a pooled investment vehicle, may receive an in-kind distribution of securities that are illiquid or difficult to value and difficult to dispose of.

The Fund may be required to make incremental contributions pursuant to capital calls issued from time to time by certain private funds. To fund such capital calls, the Fund may maintain a sizeable cash position, which may result in lower returns. If the Fund does not maintain a sufficient cash position to fund capital calls, it may face the potential inability to fund capital contributions. Any failure by the Fund to make timely capital contributions in respect of its commitments may (i) impair the ability of the Fund to pursue its investment program, (ii) force the Fund to borrow, (iii) indirectly cause the Fund to be subject to certain penalties from the pooled investment vehicle (including the forfeiture of a portion of the Fund’s capital contribution to such vehicle), or (iv) otherwise impair the value of the Fund’s investments (including the devaluation of the Fund).

Pooled investment vehicle returns may exhibit greater correlations among each other or with fixed-income or equity indices than anticipated by the Adviser or a Sub-Adviser, particularly during times of general market turmoil. A pooled investment vehicle manager may invest the pooled investment vehicle’s assets in securities of non-U.S. issuers, and the Fund’s assets may be invested in private funds that may be denominated in non-U.S. currencies, thereby exposing the Fund to various risks that may not be applicable to U.S. securities. A pooled investment vehicle manager may focus primarily on a particular industry, which would subject the vehicle, and thus the Fund, to greater risk and volatility than if investments had been made in issuers in a broader range of industries. A pooled investment vehicle manager may focus on a particular country or geographic region, which may subject the vehicle, and thus the Fund, to greater risk and volatility than if investments had been made in issuers in a broader range of geographic regions. A pooled investment vehicle manager may use derivatives for speculative or hedging purposes. A pooled investment vehicle may incur leverage for investment or other purposes, which may increase the volatility of the vehicle. A pooled investment vehicle manager may invest without limitation in restricted and illiquid securities.

Private funds might not be publicly traded and therefore would not be liquid investments. Please see “Liquidity Risk” for a description of risks associated with illiquid securities. As a result, the Fund may consider information provided by the pooled investment vehicle manager to determine the value of the Fund’s investment in the vehicle. The valuation provided by the pooled investment vehicle manager as of a specific date may vary from the actual sale price that may be obtained if such investment were sold to a third party. The Adviser will use reasonable due diligence to value securities and may also consider information provided by the private funds, including any quarterly unaudited financial statements, which if inaccurate could adversely affect the Adviser’s ability to value accurately the Fund’s shares.

In addition to valuation risk, an investor in a privately offered pooled investment vehicle is not entitled to the protections of the 1940 Act. For example, privately offered private funds need not have independent boards, may not require shareholder approval of advisory contracts, may leverage to an unlimited extent, and may engage in joint transactions with affiliates. As a result, privately offered private funds may make significant use of leverage, which has the potential to magnify losses versus funds that do not employ leverage. Additionally, pooled investment vehicle managers may have limited operating histories upon which to evaluate their performance, and some pooled investment vehicle managers may not be registered under the Advisers Act. Further, some offered pooled investment vehicle managers may charge investors (such as the Fund) asset-based fees and incentive allocations or fees of as much as 20% of net profits (or more in certain limited circumstances), which may create incentives for these managers to make investments that are riskier or more speculative than in the absence of these fees. These characteristics present additional risks, including the possibility of total risk of loss, for shareholders.

Certain private funds are subject to asset-specific risks.

Real Estate Risk

The main risk of real estate related investments is that the value of the underlying real estate may go down. Many factors may affect real estate values. These factors include both the general and local economies, the amount of new construction in a particular area, the laws and regulations (including zoning and tax laws) affecting real estate and the costs of owning, maintaining and improving real estate. The availability of mortgages and changes in interest rates may also affect real estate values. If the Fund’s real estate-related investments are concentrated in one geographic area or in one property type, the Fund will be particularly subject to the risks associated with that area or property type. Real estate historically has experienced significant fluctuation and cycles in value, and specific market conditions may result in a permanent reduction in value. The value of the real estate will depend on many factors beyond the control of the general partner, including, without limitation: changes in general economic or local conditions; changes in supply of or demand for competing properties in an area (as a result, for instance, of over-building); changes in interest rates; the promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety; unavailability of mortgage funds which may render the construction, leasing, sale or refinancing of a property difficult; the financial condition of borrowers and of tenants, buyers and sellers of property; changes in real estate tax rates and other operating expenses; the imposition of rent controls; energy and supply shortages; various uninsured or uninsurable risks; and natural disasters.

REIT Risk

Investments (directly or indirectly) in REITs will subject the Fund to various risks. REIT share prices may decline because of adverse developments affecting the real estate industry and real property values. In general, real estate values can be affected by a variety of factors, including supply and demand for properties, the economic health of the country or of different regions, and the strength of specific industries that rent properties. REITs often invest in highly leveraged properties. Returns from REITs, which typically are small or medium capitalization stocks, may trail returns from the overall stock market. In addition, changes in interest rates may hurt real estate values or make REIT shares less attractive than other income-producing investments. REITs are also subject to heavy cash flow dependency, defaults by borrowers and self-liquidation.

Qualification as a REIT under the Code, as amended, in any particular year is a complex analysis that depends on a number of factors. There can be no assurance that an entity in which the Fund invests with the expectation that it will be taxed as a REIT will, in fact, qualify as a REIT. An entity that fails to qualify as a REIT would be subject to a corporate level tax, would not be entitled to a deduction for dividends paid to its shareholders and would not pass through to its shareholders the character of income earned by the entity. If the Fund were to invest in an entity that failed to qualify as a REIT, such failure could significantly reduce the Fund’s yield on that investment. REITs can be classified as equity REITs, mortgage REITs and hybrid REITs. Equity REITs invest primarily in real property and earn rental income from leasing those properties. They may also realize gains or losses from the sale of properties. Equity REITs will be affected by conditions in the real estate rental market and by changes in the value of the properties they own. Mortgage REITs invest primarily in mortgages and similar real estate interests and receive interest payments from the owners of the mortgaged properties. Mortgage REITs will be affected by changes in creditworthiness of borrowers and changes in interest rates. Hybrid REITs invest both in real property and in mortgages. Equity and mortgage REITs are dependent upon management skills, may not be diversified and are subject to the risks of financing projects.

Dividends paid by REITs will not generally qualify for the reduced U.S. federal income tax rates applicable to qualified dividends under the Code. See “U.S. Federal Income Tax Matters.” The Fund’s investments in REITs may include an additional risk to shareholders. Some or all of a REIT’s annual distributions to its investors may constitute a non-taxable return of capital. Any such return of capital will generally reduce the Fund’s basis in the REIT investment, but not below zero. To the extent the distributions from a particular REIT exceed the Fund’s basis in such REIT, the Fund will generally recognize gain. In part because REIT distributions often include a nontaxable return of capital, Fund distributions to shareholders may also include a nontaxable return of capital. Shareholders that receive such a distribution will also reduce their tax basis in their shares of the Fund, but not below zero. To the extent the distribution exceeds a shareholder’s basis in the Fund’s shares, such shareholder will generally recognize a capital gain. The Fund does not have any investment restrictions with respect to investments in REITs.

Repurchase Policy Risks

Quarterly repurchases by the Fund of its shares typically will be funded from borrowing proceeds, available cash or sales of portfolio securities. However, payment for repurchased shares may require the Fund to liquidate portfolio holdings earlier than the Adviser otherwise would liquidate such holdings, potentially resulting in losses, and may increase the Fund’s portfolio turnover. The Adviser may take measures to attempt to avoid or minimize such potential losses and turnover, and instead of liquidating portfolio holdings, may borrow money to finance repurchases of shares. If the Fund borrows to finance repurchases, interest on any such borrowing will negatively affect shareholders who do not tender their shares in a repurchase offer by increasing the Fund’s expenses and reducing any net investment income. To the extent the Fund finances repurchase proceeds by selling investments, the Fund may hold a larger proportion of its gross assets in less liquid securities. Also, the sale of securities to fund repurchases could reduce the market price of those securities, which in turn would reduce the Fund’s NAV.

Repurchases of shares will tend to reduce the amount of outstanding shares and, depending upon the Fund’s investment performance, its net assets. A reduction in the Fund’s net assets may increase the Fund’s expense ratio to the extent that additional shares are not sold. In addition, the repurchase of shares by the Fund may be a taxable event to shareholders.

Sector Concentration Risk

The Fund may focus a portion of its investments in securities of a particular sector. Economic, legislative or regulatory developments may occur that significantly affect the sector. This may cause the Fund’s net asset value to fluctuate more than that of a fund that does not focus in a particular sector. To the extent the Fund focuses its investments in the information technology or healthcare sector, it may be subject to the following risks:

●	Technology Sector Risk. Technology companies face intense competition, both domestically and internationally, which may have an adverse effect on profit margins. Technology companies may have limited product lines, markets, financial resources or personnel. The products of technology companies may face obsolescence due to rapid technological developments and frequent new product introduction, unpredictable changes in growth rates and competition for the services of qualified personnel. Companies in the technology sector are heavily dependent on patent and intellectual property rights. The loss or impairment of these rights may adversely affect the profitability of these companies.

●	Healthcare Sector Risk. The healthcare sector may be affected by government regulations and government healthcare programs, increases or decreases in the cost of medical products and services and product liability claims, among other factors. Many healthcare companies are heavily dependent on patent protection, and the expiration of a company’s patent may adversely affect that company’s profitability. Healthcare companies are subject to competitive forces that may result in price discounting, and may be thinly capitalized and susceptible to product obsolescence.

Small- and Medium-Capitalization Companies Risk

The Fund may invest a portion of assets in companies that are newly formed or have limited product lines, distribution channels and financial and managerial resources. While such investments may provide significant potential for appreciation, they may also involve higher risks for the Fund than do investments in securities of larger, more established companies. This may cause the Fund’s NAV to be more volatile when compared to investment companies that focus only on large capitalization companies.

Generally, securities of medium- and small-capitalization companies are more likely to experience sharper swings in market value, less liquid markets in which it may be more difficult for the Adviser to sell at times and at prices that the Adviser believes appropriate and generally are more volatile than those of larger companies. Compared to large companies, smaller companies are more likely to have (i) less information publicly available, (ii) more limited product lines or markets and less mature businesses, (iii) fewer capital resources, (iv) more limited management depth and (v) shorter operating histories. Further, the equity securities of smaller companies are often traded over the counter and generally experience a lower trading volume than is typical for securities that are traded on a national securities exchange. Consequently, the Fund may be required to dispose of these securities over a larger period of time (and potentially at less favorable prices) than would be the case for securities of larger companies, offering greater potential for gains and losses and associated tax consequences. The risk of bankruptcy or insolvency is also higher than it is for larger, “blue-chip” companies.

Special Situations and Distressed Investments Risk

The Fund seeks to invest in securities and other obligations of companies that are in special situations involving significant financial or business distress, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although such investments may result in significant returns for the Fund, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful investment in distressed assets is unusually high. There is no assurance that the Fund will correctly evaluate the value of the assets collateralizing the Fund’s investments or the prospects for a successful reorganization or similar action in respect of any company. In any reorganization or liquidation proceeding relating to a company in which the Fund invests, the Fund may lose its entire investment, may be required to accept cash or securities with a value less than the Fund’s original investment and/or may be required to accept payment over an extended period of time. Troubled company investments and other distressed asset-based investments require active monitoring.

Specialty Finance

The Fund may arrange credit facilities with other lenders, fund managers and originators of risk assets. The Fund may also invest in other funds that focus on similar specialty finance transactions. Specialty finance investments can take form in a wide variety of forms, structures and terms. In general, the debt financing is typically arranged in the form of a senior secured credit facility and provided on the basis of pre-defined parameters and limitations on the types of loans or investments it can be used to fund. In certain cases, the Fund will be directly exposed to the credit risk of the borrower’s balance sheet, however this risk is typically mitigated by the senior position of the facility and therefore any losses are first borne by the borrower. In addition, the facility is typically secured by the borrower’s underlying assets, which are typically diversified pools of assets. In the event of default, the Fund may incur additional expenses and will rely on the collection efforts of the Adviser. Terms of a facility will vary but are typically commitments of a few years in duration or less. There is no reliable secondary market to liquidate the exposures in advance of the maturity date.

Structured Products Risk

Holders of structured products bear risks of the underlying investments, index or reference obligation and are subject to counterparty risk. The Fund may have the right to receive payments only from the structured product, and generally does not have direct rights against the issuer or the entity that sold the assets to be securitized. Although certain structured products enable the investor to acquire interests in a pool of securities without the brokerage and other expenses associated with directly holding the same securities, investors in structured products generally pay their share of the structured product’s administrative and other expenses. Although it is difficult to predict whether the prices of indices and securities underlying structured products will rise or fall, these prices (and, therefore, the prices of structured products) will be influenced by the same types of political and economic events that affect issuers of securities and capital markets generally. If the issuer of a structured product uses shorter term financing to purchase longer term securities, the issuer may be forced to sell its securities at below market prices if it experiences difficulty in obtaining short-term financing, which may adversely affect the value of the structured products owned by the Fund. Certain structured products may be thinly traded or have a limited trading market.

Subordinated and Unsecured or Partially Secured Loans Risk

The Fund may invest in unsecured loans and secured subordinated loans, including second and lower lien loans. Second lien loans are generally second in line in terms of repayment priority. A second lien loan may have a claim on the same collateral pool as the first lien or it may be secured by a separate set of assets. Second lien loans generally give investors priority over general unsecured creditors in the event of an asset sale. The priority of the collateral claims of third or lower lien loans ranks below holders of second lien loans and so on. Such junior loans are subject to the same general risks inherent to any loan investment, including credit risk, market and liquidity risk, and interest rate risk. Due to their lower place in the borrower’s capital structure and possible unsecured or partially secured status, such loans involve a higher degree of overall risk than senior loans of the same borrower.

Uncertain Tax Treatment

The Fund may invest a portion of its net assets in “below investment grade” or “junk” instruments. Investments in these types of instruments may present special tax issues for the Fund. U.S. federal income tax rules are not entirely clear about issues such as when the Fund may cease to accrue interest, original issue discount (“OID”) or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by the Fund, to the extent necessary, in order to seek to ensure that it distributes sufficient income to ensure that it does not become subject to U.S. federal income or excise tax.

Venture Capital Risk

The Fund or an Underlying Fund may invest in venture capital. Venture capital is usually classified by investments in private companies that have a limited operating history, are attempting to develop or commercialize unproven technologies or implement novel business plans or are not otherwise developed sufficiently to be self-sustaining financially or to become public. Although these investments may offer the opportunity for significant gains, such investments involve a high degree of business and financial risk that can result in substantial losses, which risks generally are greater than the risks of investing in public companies that may be at a later stage of development.

MANAGEMENT OF THE FUND

Trustees and Officers

The Board is responsible for the overall management of the Fund, including oversight of the duties performed by the Adviser. The Board is comprised of three Trustees. The Trustees are responsible for the Fund’s overall management, including adopting the investment and other policies of the Fund, electing and replacing officers and selecting and overseeing the Adviser. The name and business address of the Trustees and officers of the Fund and their principal occupations and other affiliations during the past five years, as well as a description of committees of the Board, are set forth under “Management of the Fund” in the Statement of Additional Information.

Investment Adviser

The Adviser, located at 100 Grandview Place, Suite 200, Birmingham, AL 3524, serves as the Fund’s investment adviser. The Adviser is registered with the SEC under the Advisers Act. The Adviser is owned and controlled by OneAscent Holdings, LLC (“OAH”). Harry N. Pearson is the majority owner of OAH. The Adviser has approximately $57.7 million in assets under management as of June 30, 2026.

A discussion regarding the basis for the Board’s approval of the Management Agreement is included in the Fund’s annual report to shareholders contained in the Fund’s Form N-CSR filing dated March 31, 2026.

Pursuant to the Management Agreement, and in consideration of the management services provided by the Adviser to the Fund, the Adviser is entitled to a Management Fee calculated at an annual rate of 1.50% of the Fund’s average daily net assets. The Management Fee will be payable monthly in arrears.

The Adviser and the Fund have entered into an Expense Limitation Agreement under which the Adviser has agreed, until at least June 30, 2027 to waive its management fees and to pay or absorb the ordinary operating expenses of the Fund (excluding interest, dividends, amortization/accretion and interest on securities sold short, brokerage commissions, acquired fund fees and expenses, administrative and/or shareholder servicing fees payable pursuant to a plan adopted by the Board, and extraordinary expenses – including but not limited to litigation costs), to the extent that its management fees plus the Fund’s ordinary annual operating expenses exceed 2.99% per annum of the Fund’s average daily net assets attributable to shares. Such Expense Limitation Agreement may not be terminated by the Adviser, but it may be terminated by the Board, upon 60 days’ written notice to the Adviser.

Any fee waiver and/or expense payment by the Adviser is subject to repayment by the Fund within three years from the date the Adviser waived any payment, if the Fund is able to make the repayment without exceeding the expense limitation in place at the time of waiver or the current expense limitation and the repayment is approved by the Board. Any recoupments would be limited to either (1) the expense cap in effect at the time of the waiver, or (2) the expense cap in effect at the time of recapture, whichever is less.

Sub-Advisers

The Adviser has entered into a sub-advisory agreement with each Sub-Adviser to provide ongoing research, opinions and recommendations of investments in private equity, venture capital, Real Estate Securities, securities related to real assets, and private credit for the Fund. Bonaventure provides such services with respect to direct investments and IRP provides sub-advisory services with respect to investments in Underlying Funds and direct investments. Both Bonaventure and IRP participate in asset allocation and investment decisions across the entire Fund’s portfolio.

Each sub-advisory agreement will continue in effect for two (2) years initially and then from year to year, provided it is approved at least annually by a vote of the majority of the Trustees who are not parties to the agreement or interested persons of any such party, cast in person at a meeting specifically called for the purpose of voting on such approval. Each sub-advisory agreement may be terminated without penalty at any time by the Adviser or the applicable Sub-Adviser on 60 days’ written notice and will automatically terminate in the event of its “assignment” (as that term is defined in the 1940 Act).

The Adviser, not the Fund, pays Bonaventure and IRP 10% and 20% of the Management Fee received by the Adviser, respectively. However, the Sub-Adviser will not begin receiving its compensation until the Adviser has recouped 100% of its startup costs and Fund expenses borne by the Adviser during launch. The Sub-Advisory Agreement was approved by the Board including by a majority of the Independent Trustees, at a meeting held on April 5, 2024. A discussion regarding the basis for the Board’s approval of each Sub-Advisory Agreement with respect to the Fund is included in the Fund’s annual report to shareholders contained in the Fund’s Form N-CSR filing dated March 31, 2026.

Portfolio Managers

Biographies of the Adviser’s and Sub-Advisers’ portfolio managers for the Fund are below.

OneAscent Capital, LLC

John Siverling, MBA.

Mr. Siverling is the Director of Private Markets and Impact Advocacy for OneAscent, and President of OneAscent Capital LLC. He has been a portfolio manager of the Fund since inception. Mr. Siverling has over 35 years of business experience, and over 25 years in the venture finance industry. Mr. Silverling holds a Bachelor of Business Administration degree from the University of Wisconsin and an MBA with Distinction from the University of Michigan Ross School of Business.

Mr. Siverling has developed his financial, operational and management business skills from a varied history of professional experiences. Following his lead role in the formation and launch of the Christian Investment Forum, Mr. Siverling became the first Executive Director in order to continue the growth strategy of the non-profit trade association, until its merger with Faith Driven Investor. The goal of CIF is to build awareness and credibility for faith-based investing within the broader financial investment industry. In addition to his work at the Christian Investment Forum, Mr. Siverling is also the Managing Partner in JAS Ventures, LLC, a consulting firm focused on helping companies develop and execute values integrated business practices.

Prior to JAS Ventures, Mr. Siverling was a partner at Sloan Ventures, an early-stage venture development firm. Mr. Siverling managed all aspects of the Sloan Investment Fund, including limited partner reporting and investment activities for a number of the firm’s portfolio companies. He has taken active interim management positions, as CFO and COO, with some of the early-stage companies.

Prior to joining Sloan Ventures, Mr. Siverling worked with Frank Russell Capital, a private equity firm, analyzing the private equity industry and in cooperation with Goldman Sachs managing a globally recognized survey on trends in the industry. Mr. Siverling began his career with General Motors Cadillac Division and held various sales and marketing management positions in Detroit, Denver and San Francisco.

Cole Pearson.

Mr. Pearson serves as President of OneAscent’s B2B division, leading strategy, operations, and growth across OneAscent Financial, OneAscent Investments, OneAscent Capital, and related entities. He is a Portfolio Manager for the OneAscent Capital Opportunities Fund, a registered ’40 Act interval fund, and is on the Investment Committee for the OneAscent Capital Impact Fund I. Mr. Pearson drives strategic partnerships with RIAs, broker-dealers, and platforms — building an ecosystem where advisors are equipped to deploy faith-aligned guidance, investments, and giving for the clients they serve.

Prior to joining OneAscent in 2018, Mr. Pearson served as a Senior Investment Associate at Eventide Asset Management, where he contributed to both sales and portfolio management. He holds a B.S. in International Finance with a minor in Mandarin Chinese from the University of Alabama and is a CFA Level III Candidate.

Nathan Willis, CFA, CAIA.

Mr. Willis is a Senior Portfolio manager for OneAscent Capital, Director of Portfolio Strategy for OneAscent Investment Solutions, and has been a portfolio manager of the Fund since inception. Mr. Willis manages the liquid alternatives investment program and has 25 years of investment experience including 20 years investing in illiquid strategies.

Mr. Willis holds a bachelor’s degree in Business Administration with a concentration in Information Systems and a minor in Economics from Taylor University. He is a holder of the CFA Charter and CAIA designation. Mr. Willis started his career at NationsBank where he spent several years managing institutional bond portfolios and an equity mutual fund.

Prior to joining OneAscent, Mr. Willis served as Chief Investment Officer of Greenhawk Corporation, a single-family office. At Greenhawk, Mr. Willis was responsible for portfolio strategy and manager diligence. During his time at Greenhawk, Mr. Willis developed the allocation, sourcing, and diligence strategy for the private equity portfolio.

Prior to Greenhawk, Mr. Willis spent almost 15 years with GenSpring Family Offices, a unit of SunTrust Banks, where he constructed portfolios for multi-generational families. While at GenSpring, Mr. Willis served on the Investment committee and manager selection committee and developed programs to mentor junior investment staff. Prior to GenSpring, Mr. Willis spent four years with the family office group of Wachovia Bank.

Bonaventure Capital, LLC

Steve Dauphin.

Mr. Dauphin is a Co-Founder of Bonaventure and has been a portfolio manager of the Fund since inception. He has nearly 30 years of fund and direct investment experience in the private markets.

Mr. Dauphin holds a bachelor’s degree in Economics and Religion from Harvard University and an MBA from UNC’s Kenan-Flagler Business School. He sits on the corporate boards of Second Nature, Shared-X, Lucky Iron Fish and Trakref; and the non-profit advisory boards of the Stimson Center’s Loomis Council and the Kirchner Impact Foundation.

Prior to co-founding Bonaventure, Mr. Dauphin was a Managing Director of the Harbinger Group, a Special Agent with the U.S. Drug Enforcement Administration, a Lay Minister for the Anglican Church of Canada and an analyst with Citicorp.

Carter Burleson.

Mr. Burleson is a Director of Bonaventure and has been a portfolio manager of the Fund since inception. He holds both a bachelor’s degree in Finance and an MBA from Auburn University. He currently sits on the corporate board of XO Armor.

Prior to joining Bonaventure, Mr. Burleson was a venture fellow with DigitalDX, a VC firm that emphasizes big data and artificial intelligence in the medical diagnostics industry. He was also an operator at a growth stage FinTech startup that provides financial inclusion to those in emerging markets. That experience helped expose Mr. Burleson to the capital-raising side of the private markets.

Investment Research Partners

Martin Wildy, CFA.

Mr. Wildy is a Co-Founder of IRP and has been a portfolio manager of the Fund since inception. He has over 25 years of direct investment experience. Mr. Wildy holds a bachelor’s degree in Finance from the Pennsylvania State University and has held the Chartered Financial Analyst (CFA) designation since 2003. He is an active volunteer and consultant with the CFA Institute, supporting the CFA examination and grading functions. He has also been an author and contributor to the CFA digest publication. He sits on the board and investment committee of two preservation focused non-profits and is the head basketball coach for the Special Olympics program in Centre County.

Prior to co-founding Investment Research Partners, Mr. Wildy oversaw three income- and dividend-focused portfolios for Eventide Asset Management, a mutual fund manager in Boston, MA. While with Eventide, he was also involved in building and managing an equity income model portfolio and a multi-asset class strategy for a large foundation. In addition to portfolio management responsibilities, he worked directly on researching companies and presenting investment ideas to the broader Eventide team. Mr. Wildy has spoken before numerous conferences on faith-based and sustainable investing.

Prior to joining Eventide, Mr. Wildy was a Senior Portfolio Manager with Aris Wealth Services, which is currently a division of AssetMark, Inc., where he worked from 2006 to 2014. At Aris, he was involved in the design, launch, and management of a number of investment strategies including those in the sustainable investing and faith-based categories. He also performed macro research that helped to inform the overall portfolio allocations for the firm. Prior to Aris, he was an equity analyst at 1620 Investment Advisors, Inc. where he was responsible for equity research and recommendations, primarily within the telecommunications, technology, and regional banking sectors.

Derek Varner, CFA.

Mr. Varner is a Partner of IRP and has been a portfolio manager of the Fund since inception. He has nearly 20 years of investment management experience. Mr. Varner holds a bachelor’s degree in Business Administration with a concentration in Finance from the University of Pittsburgh and holds the Chartered Financial Analyst (CFA) designation. He is a volunteer for CFA Institute and a member of the CFA Society of Pittsburgh. Additionally, he holds the Chartered Alternative Investment Analyst (CAIA) designation and is a member of the CAIA Society of Pennsylvania. He also holds a Certificate in Investment Performance Measurement (CIPM) offered by CFA Institute. Mr. Varner resides in State College, PA with his wife and three daughters. Mr. Varner is also a volunteer member of the investment committee of Centre Foundation, a community-focused foundation which seeks to better the lives of those living in Centre County, Pennsylvania.

Mr. Varner’s experience includes management of the endowment fund and excess working capital for Bucknell University as the Associate Director of Investments. This role included conducting research on financial markets, asset classes, as well as public and private investment opportunities. He also participated on the University’s retirement plan oversight committee, and regularly presented to students on the topics of investment & endowment management. On behalf of Bucknell University, he participated on panel discussions at investment conferences on topics related to institutional portfolio management.

Prior to joining Bucknell University, Mr. Varner served as Portfolio Manager and Investment Committee member with Aris Wealth Services, which is currently a division of AssetMark, Inc., from 2008 to 2014. At Aris, he participated in all aspects of management of the firm’s investment strategies, including total return, absolute return, values-based and income-oriented portfolios, and he worked directly with clients and their financial advisors in order to achieve client-specific goals and objectives.

The SAI provides additional information about each Portfolio Manager’s compensation, other accounts managed and ownership of Fund shares.

Administrator, Accounting, and Transfer Agent

Ultimus Fund Solutions, LLC, located at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246, serves as Administrator, Accounting Agent and Transfer Agent. Ultimus receives the following fees under a Master Services Agreement with the Fund and Adviser: for administrative services, the Adviser pays Ultimus a fund administration annual minimum fee of $150,000 or an asset-based fee of 0.075% of the Fund’s net assets. The Fund also pays Ultimus for any out-of-pocket expenses; for accounting services the Fund pays Ultimus an annual base fee of $12,000 plus an asset-based fee of 0.025% of the Fund’s net assets over $100,000,000, plus out-of-pocket expenses; for transfer agent services, the Adviser pays Ultimus an annual base fee of $35,000 and a per account fee of $14 per account. Ultimus is reimbursed for any out-of-pocket expenses.

Custodian

U.S. Bank, N.A., with its principal place of business at 1555 North RiverCenter Drive, Suite 302, Milwaukee, WI 53212, serves as custodian for the securities and cash of the Fund’s portfolio, except with respect to certain assets custodied directly by the Fund. Under a Custody Agreement, the Custodian, holds the Fund’s assets in safekeeping and keeps all necessary records and documents relating to its duties.

Fund Expenses

The Adviser is obligated to pay expenses associated with providing the services stated in the Management Agreement, including compensation of its officers and employees connected with investment and economic research, trading and investment management and administration of the Fund.

The Fund will bear all costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: the calculating the Fund’s net asset value (including the cost and expenses of any independent valuation firm); effecting sales and repurchases of the Fund’s shares and other securities; interest payable on debt, if any, to finance the Fund’s investments; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, monitoring the Fund’s financial and legal affairs for the Fund, providing administrative services, monitoring the Fund’s investments and evaluating and making investments, including fees and expenses associated with performing due diligence reviews of prospective investments and management fees; transfer agent and custodial fees; fees and expenses associated with shareholder servicing to the extent permitted by a shareholder servicing plan adopted by the Board; costs associated with the Fund’s reporting and compliance obligations under the 1940 Act, the Exchange Act and other applicable federal and state securities laws, and ongoing stock exchange fees; federal, state and local taxes; independent Trustees’ fees and expenses; brokerage commissions; costs of proxy statements, shareholders’ reports and other communications with shareholders, including printing costs; the Fund’s allocable portion of the fidelity bond, directors’ and officers’ liability insurance, errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, telephone and staff; fees and expenses associated with independent audits and outside legal costs; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement between the Fund and the Administrator; federal and state registration fees; all costs of registration and listing the Fund’s shares on any securities exchange; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Fund or the Administrator in connection with administering the Fund’s business, including payments under the Administration Agreement between the Fund and the Administrator based upon the Fund’s allocable portion of the Administrator’s overhead and other expenses associated with performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions and the allocable portion of the costs of compensation and related expenses of the Fund’s chief compliance officer and chief financial officer and their respective administrative support staffs. For the avoidance of doubt, the parties agree that the Fund will bear all expenses associated with contractual obligations of the Fund existing prior to the effective date of this Agreement, including those that may become unnecessary or redundant but cannot be terminated.

The Management Agreement authorizes the Adviser to select brokers or dealers (including affiliates) to arrange for the purchase and sale of Fund securities, including principal transactions. Any commission, fee or other remuneration paid to an affiliated broker or dealer is paid in compliance with the Fund’s procedures adopted in accordance with Rule 17e-1 under the 1940 Act.

Control Persons

A control person is one who owns, either directly or indirectly more than 25% of the voting securities of a company or acknowledges the existence of control. As of the date of this Prospectus, Charles Schwab & Co, (on behalf of its clients) owned 99.53% of the Fund.

DETERMINATION OF NET ASSET VALUE

The NAV of shares of the Fund is determined daily, as of the close of regular trading on the NYSE (normally, 4:00 p.m., Eastern Time). The NYSE is closed on weekends and New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Juneteenth National Independence Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The Fund is offered at NAV. During the continuous offering, the price of the shares will increase or decrease on a daily basis according to the NAV of the shares.

The Fund’s NAV per share is calculated by dividing the value of the Fund’s total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received), less accrued expenses of the Fund, less the Fund’s other liabilities by the total number of shares outstanding.

In computing NAV, portfolio securities of the Fund are valued at their current market values determined on the basis of market quotations. If market quotations are not readily available (collectively, “Fair Valued Securities”), securities are valued at fair value as determined by the Board’s “Valuation Designee” (the Adviser) pursuant to Rule 2a-5 under the 1940 Act. As a general matter, fair value represents the amount that the Fund could reasonably expect to receive if the Fund’s investment in the security were sold at the time of valuation, based on information reasonably available at the time the valuation is made and that the Valuation Designee believes to be reliable. As the Valuation Designee, the Adviser acts under the Board’s oversight. The Valuation Designee’s fair valuation policies and procedures are approved by the Board. Fair valuation involves subjective judgments, and it is possible that the fair value determined for a security may differ materially from the value that could be realized upon the sale of the security.

Fair Valued Securities are difficult to value, particularly to the extent that their underlying investments are not publicly traded. In the event a Fair Valued Security issuer does not report a value to the Fund on a timely basis, the Valuation Designee determines the fair value of such Fair Valued Security based on the most recent value reported by the issuer of the Fair Valued Security, as well as any other relevant information available at the time the Fund values its investments. In the absence of specific transaction activity in a particular Fair Valued Security, the Valuation Designee will consider whether it is appropriate, in light of all relevant circumstances, to value the Fund’s investment in such Fair Valued Security at the NAV reported by the Fair Valued Security issuer at the time of valuation or to adjust the value to reflect a premium or discount.

Primary and secondary investments in Underlying Funds are generally valued based on the latest NAV reported by the Underlying Fund manager until the Fund receives additional information and as further adjusted as follows. The Valuation Designee will review any cash flows since the reference date of the last net asset value for a private fund reported by the Underlying Fund manager by (i) adding the nominal amount of the investment related capital calls and (ii) deducting the nominal amount of investment related distributions from the net asset value as reported by the Underlying Fund manager. If applicable, the Valuation Designee will adjust, discount or otherwise modify any asset calculations in order to ensure that any valuations used in the Adviser’s internal valuation metrics and investor reporting reflect values consistent with the Adviser’s internal diligence. With respect to purchases or sales of secondary investments in Underlying Funds, the latest net asset value reported by the Underlying Fund manager may be further adjusted if the Valuation Designee determines that the price paid or received is representative of a transaction between willing parties at the time or the purchase or sale.

In addition to tracking the NAV plus related cash flows of such Underlying Funds, the Valuation Designee also intends to track relevant broad-based and issuer (or fund) specific valuation information relating to the assets held by each Underlying Fund that is reasonably available at the time the Fund values its investments. The Valuation Designee considers such information and may conclude in certain circumstances that the information provided by the Underlying Fund manager does not represent the fair value of a particular asset held by an Underlying Fund. If the Valuation Designee concludes in good faith that the latest NAV reported by an Underlying Fund manager does not represent fair value (e.g., there is more current information regarding a portfolio asset which significantly changes its fair value), the Valuation Designee will recommend that the Fund make a corresponding adjustment to reflect the current fair value of such asset within such Underlying Fund. In determining the fair value of assets held by Underlying Funds, the Valuation Designee applies valuation methodologies as outlined herein.

Direct Investments in private companies are generally valued based on valuations performed by the company or general partner of the special purpose vehicle through which the investment is made. The Valuation Designee reviews such methodology in determining the fair value of a direct investment, and updates such fair value with relevant market information known to the Valuation Designee if the valuation provided to the Fund is deemed not current.

There is no single standard for determining fair value of a security. Rather, the fair value determinations involve significant professional judgment in the application of both observable and unobservable attributes, and as a result, the calculated NAVs of the Fair Valued Securities’ assets may differ from their actual realizable value or future fair value. In determining the fair value of a security for which there are no readily available market quotations, the Valuation Designee may consider several factors, including fundamental analytical data relating to the investment in the security, the nature and duration of any restriction on the disposition of the security, the cost of the security at the date of purchase, the liquidity of the market for the security as well as overall market information and the prices of a group of similar assets. The Valuation Designee may also consider periodic financial statements (audited and unaudited) or other information provided by the issuer to investors or prospective investors. As part of its due diligence of Fair Valued Security investments, the Valuation Designee will attempt to obtain current information on an ongoing basis from market sources, asset managers and/or issuers to value all Fair Valued Securities. However, it is anticipated that portfolio holdings and other value information of the Fair Valued Securities could be available on no more than a quarterly basis. Based on its review of all relevant information, the Valuation Designee may conclude in certain circumstances that the information provided by the asset manager and/or issuer of a Fair Valued Security does not represent the fair value of the Fund’s investment in such security. Private funds that invest primarily in publicly traded securities are more easily valued because the values of their underlying investments are based on market quotations. Determining fair value involves subjective judgments, and it is possible that the fair value determined by the Valuation Designee may differ materially from the value that could be realized upon the ultimate sale of the investment.

Notwithstanding the above, Underlying Fund managers may adopt a variety of valuation bases and provide differing levels of information concerning Underlying Funds and there will generally be no liquid markets for such investments. Consequently, there are inherent difficulties in determining the fair value that cannot be eliminated. The Valuation Designee will be able to confirm independently the accuracy of valuations provided by the Underlying Fund managers (which are generally unaudited).

Before investing in any Fair Valued Security, the Valuation Designee will conduct a due diligence review of the valuation methodology utilized by the issuer of the Fair Valued Security, which as a general matter will utilize market values when available, and otherwise utilize principles of fair value that the Valuation Designee reasonably believes to be consistent with those used by the Fund for valuing its own investments. After investing in a Fair Valued Security, the Valuation Designee will monitor the valuation methodology used by the asset manager and/or issuer of the Fair Valued Security.

For purposes of determining the NAV of the Fund, readily marketable portfolio securities listed on the NYSE are valued, except as indicated below, at the last sale price reflected on the consolidated tape at the close of the NYSE on the business day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the closing bid and asked prices on such day. If no bid or asked prices are quoted on such day or if market prices may be unreliable because of events occurring after the close of trading, then the security is valued by such method as the Valuation Designee determines in good faith to reflect its fair market value. Readily marketable securities not listed on the NYSE but listed on other domestic or foreign securities exchanges are valued in a like manner. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the business day as of which such value is being determined as reflected on the consolidated tape at the close of the exchange representing the principal market for such securities. Securities trading on the NASDAQ are valued at the NASDAQ official closing price.

Readily marketable securities traded in the over-the-counter market, including listed securities whose primary market is believed by the Valuation Designee to be over-the-counter, are valued at the mean of the current bid and asked prices as reported by the NASDAQ or, in the case of securities not reported by the NASDAQ or a comparable source, as the Valuation Designee deems appropriate to reflect their fair market value. Where securities are traded on more than one exchange and also over-the-counter, the securities will generally be valued using the quotations the Board believes reflect most closely the value of such securities.

Non-dollar-denominated securities, if any, are valued as of the close of the NYSE at the closing price of such securities in their principal trading market, but may be valued at fair value if subsequent events occurring before the computation of NAV materially have affected the value of the securities. Trading may take place in foreign issues held by the Fund, if any, at times when the Fund is not open for business. As a result, the Fund’s NAV may change at times when it is not possible to purchase or sell shares of the Fund. The Fund may use a third-party pricing service to assist it in determining the market value of securities in the Fund’s portfolio.

The Adviser provides the Board with periodic reports that discuss the functioning of the fair valuation process, if applicable to that period, and that identify issues and valuations problems that have arisen, if any.

CONFLICTS OF INTEREST

The members of the senior management and investment team of the Adviser serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as the Fund, or of investment funds managed by the same personnel. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the Fund’s best interests or in the best interest of the Fund’s shareholders. The Fund’s investment objective may overlap with the investment objectives of such investment funds, accounts or other investment vehicles. In particular, the Fund relies on the Adviser to manage the Fund’s day-to-day activities and to implement the Fund’s investment strategy. The Adviser and certain of its affiliates are presently, and plan in the future to continue to be, involved with activities that are unrelated to the Fund. As a result of these activities, the Adviser, its officers and employees and certain of its affiliates will have conflicts of interest in allocating their time between the Fund and other activities in which they are or may become involved, including the management of affiliated funds by its affiliated adviser and business opportunities outside the Adviser. The Adviser and its officers and employees will devote only as much of its or their time to the Fund’s business as the Adviser and its officers and employees, in their judgment, determine is reasonably required, which may be substantially less than their full time.

The Adviser and its affiliates are not restricted from forming additional investment funds, entering into other investment advisory relationships or engaging in other business activities. These activities could be viewed as creating a conflict of interest in that the time and effort of the senior personnel of the Adviser, its affiliates and their officers and employees will not be devoted exclusively to the Fund’s business, but will be allocated between the Fund and such other business activities of the Adviser and its affiliates in a manner that the Adviser deems necessary and appropriate.

The Adviser manages other funds that do not invest in debt and/or equity of companies similar to the companies that the Fund targets for investment. However, there may be certain investment opportunities that satisfy the investment criteria for such funds and the Fund. The Adviser will adhere to its Conflicts of Interest policy where there is a potential conflict.

Neither the Adviser nor individuals employed by the Adviser are generally prohibited from raising capital for and managing other investment entities that make the same types of investments that the Fund targets. As a result, the time and resources that these individuals may devote to the Fund may be diverted. In addition, the Fund may compete with any such investment entity for the same investors and investment opportunities.

QUARTERLY REPURCHASES OF SHARES

Once each quarter, the Fund will offer to repurchase at NAV no less than 5% of the outstanding shares of the Fund, unless such offer is suspended or postponed in accordance with regulatory requirements (as discussed below). The offer to repurchase shares is a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). Shareholders will be notified in writing of each quarterly repurchase offer and the date the repurchase offer ends (the “Repurchase Request Deadline”). Shares will be repurchased at the NAV per share determined as of the close of regular trading on the NYSE no later than the 14th day after the Repurchase Request Deadline, or the next business day if the 14th day is not a business day (each a “Repurchase Pricing Date”).

Shareholders will be notified in writing about each quarterly repurchase offer, how they may request that the Fund repurchase their shares and the “Repurchase Request Deadline,” which is the date the repurchase offer ends. Shares tendered for repurchase by shareholders prior to any Repurchase Request Deadline will be repurchased subject to the aggregate repurchase amounts established for that Repurchase Request Deadline. The time between the notification to shareholders and the Repurchase Request Deadline is generally 30 days, but may vary from no more than 42 days to no less than 21 days. Payment pursuant to the repurchase will be made by checks to the shareholder’s address of record, or credited directly to a predetermined bank account on the date such payment is made (the “Repurchase Payment Date”), which will be no more than seven days after the Repurchase Pricing Date. The Board may establish other policies for repurchases of shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

Determination of Repurchase Offer Amount

The Board, or a committee thereof, in its sole discretion, will determine the number of shares that the Fund will offer to repurchase (the “Repurchase Offer Amount”) for a given Repurchase Request Deadline. The Repurchase Offer Amount will be no less than 5% and no more than 25% of the total number of shares outstanding on the Repurchase Request Deadline. However, investors should not rely on repurchase offers being made in amounts in excess of 5% of Fund assets.

If shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund will repurchase the shares on a pro rata basis. However, the Fund may accept all shares tendered for repurchase by shareholders who own less than one hundred shares and who tender all of their shares, before prorating other amounts tendered.

Notice to Shareholders

Approximately 30 days (but no less than 21 days or more than 42 days) before each Repurchase Request Deadline, the Fund shall send to each shareholder of record and to each beneficial owner of the shares that are the subject of the repurchase offer a notification (“Shareholder Notification”). The Shareholder Notification will contain information shareholders should consider in deciding whether or not to tender their shares for repurchase. The notice also will include detailed instructions on how to tender shares for repurchase, state the Repurchase Offer Amount and identify the dates of the Repurchase Request Deadline, the scheduled Repurchase Pricing Date, and the date the repurchase proceeds are scheduled for payment (the “Repurchase Payment Deadline”). The Shareholder Notification also will set forth the NAV that has been computed no more than seven days before the date of notification, and how shareholders may ascertain the NAV after the notification date.

Repurchase Price

The repurchase price of the shares will be the NAV as of the close of regular trading on the NYSE on the Repurchase Pricing Date. You may call 833-632-5139 to learn the NAV. The notice of the repurchase offer also will provide information concerning the NAV, such as the NAV as of a recent date or a sampling of recent NAVs, and a toll-free number for information regarding the repurchase offer.

Repurchase Amounts and Payment of Proceeds

Shares tendered for repurchase by shareholders prior to any Repurchase Request Deadline will be repurchased subject to the aggregate Repurchase Offer Amount established for that Repurchase Request Deadline. Payment pursuant to the repurchase offer will be made by check to the shareholder’s address of record, or credited directly to a predetermined bank account on the Repurchase Payment Date, which will be no more than seven days after the Repurchase Pricing Date. The Board may establish other policies for repurchases of shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

If shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional amount of shares not to exceed 2% of the outstanding shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if shareholders tender shares in an amount exceeding the Repurchase Offer Amount plus 2% of the outstanding shares on the Repurchase Request Deadline, the Fund will repurchase the shares on a pro rata basis. However, the Fund may accept all shares tendered for repurchase by shareholders who own less than one hundred shares and who tender all of their shares, before prorating other amounts tendered.

Suspension or Postponement of Repurchase Offer

The Fund may suspend or postpone a repurchase offer only: (a) if making or effecting the repurchase offer would cause the Fund to lose its status as a regulated investment company under the Code; (b) for any period during which the NYSE or any market on which the securities owned by the Fund are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (c) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or (d) for such other periods as the SEC may by order permit for the protection of shareholders of the Fund.

Liquidity Requirements

The Fund must maintain liquid assets equal to the Repurchase Offer Amount (the “Liquidity Amount”) from the time that the notice is sent to shareholders until the Repurchase Pricing Date. The Liquidity Amount shall consist of (i) assets that individually can be sold or disposed of in the ordinary course of business, at approximately the price at which the Fund has valued the investment, within a period equal to the period between a Repurchase Request Deadline and the Repurchase Payment Deadline, of assets that mature by the next Repurchase Payment Deadline, or (ii) assets borrowed by the Fund (e.g., by drawing under the Fund’s credit facility). The Board has adopted procedures that are reasonably designed to ensure that the Fund’s assets are sufficiently liquid so that the Fund can comply with the repurchase offer and the liquidity requirements described in the previous paragraph. If, at any time, the Fund falls out of compliance with these liquidity requirements, the Board will take whatever action it deems appropriate to ensure compliance.

Consequences of Repurchase Offers

Repurchase offers will typically be funded from borrowing proceeds, available cash or sales of portfolio securities. Payment for repurchased shares, however, may require the Fund to liquidate portfolio holdings earlier than the Adviser otherwise would, thus increasing the Fund’s portfolio turnover and potentially causing the Fund to realize losses. The Adviser intends to take measures to attempt to avoid or minimize such potential losses and turnover, and instead of liquidating portfolio holdings, may borrow money to finance repurchases of shares. If the Fund borrows to finance repurchases, interest on that borrowing will negatively affect shareholders who do not tender their shares in a repurchase offer by increasing the Fund’s expenses and reducing any net investment income. To the extent the Fund finances repurchase amounts by selling Fund investments, the Fund may hold a larger proportion of its assets in less liquid securities. The sale of portfolio securities to fund repurchases also could reduce the market price of those underlying securities, which in turn would reduce the Fund’s NAV.

Repurchase of the Fund’s shares will tend to reduce the amount of outstanding shares and, depending upon the Fund’s investment performance, its net assets. A reduction in the Fund’s net assets would increase the Fund’s expense ratio, to the extent that additional shares are not sold and expenses otherwise remain the same (or increase). In addition, the repurchase of shares by the Fund will be a taxable event to shareholders.

The Fund is intended as a long-term investment. The Fund’s quarterly repurchase offers are a shareholder’s only means of liquidity with respect to the shareholder’s shares. Shareholders have no rights to redeem or transfer their shares, other than limited rights of a shareholder’s descendants to transfer shares in the event of such shareholder’s death pursuant to certain conditions and restrictions. The shares are not traded on a national securities exchange and no secondary market exists for the shares, nor does the Fund expect a secondary market for its shares to exist in the future.

Discretionary Repurchase Offers

Under paragraph (c) of Rule 23c-3, in addition to its quarterly repurchase of shares, the Fund may offer to repurchase its shares on a discretionary basis, provided that (i) the offer is made to all Fund shareholders, (ii) the offer is made no more frequently than every two years, and (iii) certain other conditions of Rule 23c-3 are met.

DISTRIBUTION POLICY

The Fund’s distribution policy is to make distributions at least quarterly to shareholders. Distributions may be funded from borrowing proceeds, available cash or sales of portfolio securities. If, for any distribution, investment company taxable income (which term includes net short-term capital gain), if any, and net tax-exempt income, if any, is less than the amount of the distribution, then assets of the Fund will be sold and the difference will generally be a tax-free return of capital distributed from the Fund’s assets. The Fund’s final distribution for each calendar year will include any remaining investment company taxable income and net tax-exempt income undistributed during the year, as well as all net capital gain realized during the year. If the total distributions made in any calendar year exceed investment company taxable income, net tax-exempt income and net capital gain, such excess distributed amount would be treated as ordinary dividend income to the extent of the Fund’s current and accumulated earnings and profits. Distributions in excess of the earnings and profits would first be a tax-free return of capital to the extent of the adjusted tax basis in the shares. After such adjusted tax basis is reduced to zero, the distribution would constitute capital gain (assuming the shares are held as capital assets).

This distribution policy may, under certain circumstances, have certain adverse consequences to the Fund and its shareholders because it may result in a return of capital resulting in less of a shareholder’s assets being invested in the Fund and, over time, increase the Fund’s expense ratio.

Unless the registered owner of shares elects to receive cash, all dividends declared on shares will be automatically reinvested in additional shares of the Fund. See “Dividend Reinvestment Policy.”

The dividend distribution described above may result in the payment of approximately the same amount or percentage to the Fund’s shareholders each period. Section 19(a) of the 1940 Act and Rule 19a-1 thereunder require the Fund to provide a written statement accompanying any such payment that adequately discloses its source or sources. Thus, if the source of the dividend or other distribution were the original capital contribution of the shareholder, and the payment amounted to a return of capital, the Fund would be required to provide written disclosure to that effect. Nevertheless, persons who periodically receive the payment of a dividend or other distribution may be under the impression that they are receiving net profits when they are not. Shareholders should read any written disclosure provided pursuant to Section 19(a) and Rule 19a-1 carefully and should not assume that the source of any distribution from the Fund is net profit.

The Board reserves the right to change the quarterly distribution policy from time to time.

Tax Consequences of Certain Distributions. As stated above, shareholders receiving periodic payments from the Fund may be under the impression that they are receiving net profits. However, all or a portion of a distribution may consist of a return of capital. Shareholders should not assume that the source of a distribution from the Fund is net profit. A return of capital is not taxable to a shareholder unless it exceeds a shareholder’s tax basis in the shares. Returns of capital reduce a shareholder’s tax cost (or “tax basis”). Once a shareholder’s tax basis is reduced to zero, any further return of capital would be taxable. Shareholders should note that return of capital will reduce the tax basis of their shares and potentially increase the taxable gain, if any, upon disposition of their shares. As required under the 1940 Act, the Fund will provide a notice to shareholders at the time of distribution when such distribution does not consist solely of net income. Additionally, each distribution payment will be accompanied by a written statement which discloses the source or sources of each distribution. The Fund will provide disclosures, with each distribution, that estimate the percentages of the current and year-to-date distributions that represent (1) net investment income, (2) capital gains and (3) return of capital. Each year, shareholders subject to IRS reporting will be notified of the source of the Fund’s distributions on a Form 1099. At the end of the year, the Fund may be required under applicable law to re-characterize distributions made previously during that year among (1) ordinary income, (2) capital gains and (3) return of capital for tax purposes. An additional distribution may be made in December, and other additional distributions may be made with respect to a particular fiscal year in order to comply with applicable law.

DIVIDEND REINVESTMENT POLICY

The Fund operates under a dividend reinvestment policy administered by the Transfer Agent. Pursuant to the policy, the Fund’s income dividends or capital gains or other distributions (each, a “Distribution” and collectively, “Distributions”), net of any applicable U.S. withholding tax, are reinvested in the Fund.

Shareholders automatically participate in the dividend reinvestment policy, unless and until an election is made to withdraw from the policy on behalf of such participating shareholder. Shareholders who do not wish to have Distributions automatically reinvested should so notify the Transfer Agent in writing at OneAscent Capital Opportunities Fund, c/o Ultimus Fund Solutions, P.O. Box 46707, Cincinnati, OH 45246-0707. Such written notice must be received by the Transfer Agent 30 days prior to the record date of the Distribution, or the shareholder will receive such Distribution in shares through the dividend reinvestment policy. Under the dividend reinvestment policy, the Fund’s Distributions to shareholders are reinvested in full and fractional shares as described below.

When the Fund declares a Distribution, the Transfer Agent, on the shareholder’s behalf, will receive additional authorized shares from the Fund either newly issued or repurchased from shareholders by the Fund and held as treasury stock. The number of shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Fund’s NAV per share.

The Transfer Agent will maintain all shareholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by shareholders for personal and tax records. The Transfer Agent will hold shares in the account of the shareholders in non-certificated form in the name of the participant, and each shareholder’s proxy, if any, will include those shares purchased pursuant to the dividend reinvestment policy. Each participant, nevertheless, has the right to request certificates for whole and fractional shares owned. The Fund will issue certificates in its sole discretion. The Transfer Agent will distribute all proxy solicitation materials, if any, to participating shareholders.

In the case of shareholders, such as banks, brokers or nominees, that hold shares for others who are beneficial owners participating under the dividend reinvestment policy, the Transfer Agent will administer the dividend reinvestment policy on the basis of the number of shares certified from time to time by the record shareholder as representing the total amount of shares registered in the shareholder’s name and held for the account of beneficial owners participating under the dividend reinvestment policy.

Neither the Transfer Agent nor the Fund shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the dividend reinvestment policy, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein. Neither shall they be liable hereunder for any act done in good faith or for any good faith omissions to act subject to applicable provisions of the federal securities laws.

The automatic reinvestment of Distributions will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such Distributions. See “U.S. Federal Income Tax Matters.”

The Fund reserves the right to amend or terminate the dividend reinvestment policy. There is no direct service charge to participants with regard to purchases under the dividend reinvestment policy; however, the Fund reserves the right to amend the dividend reinvestment policy to include a service charge payable by the participants.

All correspondence concerning the dividend reinvestment policy should be directed to the Transfer Agent at OneAscent Capital Opportunities Fund, c/o Ultimus Fund Solutions, P.O. Box 46707, Cincinnati, OH 45246-0707. Certain transactions can be performed by calling the toll-free number 833-632-5139.

U.S. FEDERAL INCOME TAX MATTERS

The following briefly summarizes some of the important federal income tax consequences to shareholders of investing in the Fund’s shares, reflects the federal tax law as of the date of this prospectus, and does not address special tax rules applicable to certain types of investors, such as corporate, tax-exempt and foreign investors. Shareholders should consult their tax advisers regarding other federal, state or local tax considerations that may be applicable in their particular circumstances, as well as any proposed tax law changes.

The following is a summary discussion of certain U.S. federal income tax consequences that may be relevant to a shareholder of the Fund that acquires, holds and/or disposes of shares of the Fund, and reflects provisions of the Code, existing Treasury regulations, rulings published by the IRS, and other applicable authority, as of the date of this prospectus. These authorities are subject to change by legislative or administrative action, possibly with retroactive effect. The following discussion is only a summary of some of the important tax considerations generally applicable to investments in the Fund and the discussion set forth herein does not constitute tax advice. For more detailed information regarding tax considerations, see the Statement of Additional Information. There may be other tax considerations applicable to particular shareholders such as those holding shares in a tax deferred account such as an IRA or 401(k) plan. In addition, income earned through an investment in the Fund may be subject to state, local and foreign taxes.

The Fund elected to be treated and to qualify each year for taxation as a regulated investment company under Subchapter M of the Code. In order for the Fund to qualify as a regulated investment company, it must meet an income and asset diversification test each year. If the Fund so qualifies and satisfies certain distribution requirements, the Fund (but not its shareholders) will not be subject to federal income tax to the extent it distributes its investment company taxable income and net capital gains (the excess of net long-term capital gains over net short-term capital loss) in a timely manner to its shareholders in the form of dividends or capital gain distributions. The Code imposes a 4% nondeductible excise tax on regulated investment companies, such as the Fund, to the extent they do not meet certain distribution requirements by the end of each calendar year. The Fund anticipates meeting these distribution requirements.

The Fund intends to make distributions of investment company taxable income after payment of the Fund’s operating expenses no less frequently than annually. Unless a shareholder is ineligible to participate or elects otherwise, all distributions will be automatically reinvested in additional shares of the Fund pursuant to the dividend reinvestment policy. For U.S. federal income tax purposes, all dividends are generally taxable whether a shareholder takes them in cash or they are reinvested pursuant to the policy in additional shares of the Fund. Distributions of the Fund’s investment company taxable income (including short-term capital gains) will generally be treated as ordinary income to the extent of the Fund’s current and accumulated earnings and profits. Distributions of the Fund’s net capital gains (“capital gain dividends”), if any, are taxable to shareholders as capital gains, regardless of the length of time shares have been held by shareholders. Distributions, if any, in excess of the Fund’s earnings and profits will first reduce the adjusted tax basis of a holder’s shares and, after that basis has been reduced to zero, will constitute capital gains to the shareholder of the Fund (assuming the shares are held as a capital asset). A corporation that owns Fund shares generally will not be entitled to the dividends received deduction with respect to all of the dividends it receives from the Fund. Fund dividend payments that are attributable to qualifying dividends received by the Fund from certain domestic corporations may be designated by the Fund as being eligible for the dividends received deduction. There can be no assurance as to what portion of Fund dividend payments may be classified as qualifying dividends. The determination of the character for U.S. federal income tax purposes of any distribution from the Fund (i.e. ordinary income dividends, capital gains dividends, qualified dividends or return of capital distributions) will be made as of the end of the Fund’s taxable year. Generally, no later than 60 days after the close of its taxable year, the Fund will provide shareholders with a written notice designating the amount of any capital gain distributions and any other distributions.

The Fund will inform its shareholders of the source and tax status of all distributions promptly after the close of each calendar year.

Cost Basis Reporting

Federal law requires that mutual fund companies report their shareholders’ cost basis, gain/loss and holding period to the Internal Revenue Service on Shareholders’ Consolidated Form 1099s when “covered” securities are sold. The Fund has chosen Average Cost as its default tax lot identification method for all shareholders. A tax lot identification method is the way the Fund will determine which specific Shares are deemed to be sold when there are multiple purchases on different dates at differing net asset values, and the entire position is not sold at one time. The Fund’s standing tax lot identification method is the method covered Shares will be reported on your Consolidated Form 1099 if you do not select a specific tax lot identification method. You may choose a method different than the Fund’s standing method and will be able to do so at the time of your purchase or upon the sale of covered shares.

DESCRIPTION OF CAPITAL STRUCTURE AND SHARES

The Fund is an unincorporated statutory trust established under the laws of the State of Delaware upon the filing of a Certificate of Trust with the Secretary of State of Delaware on April 5, 2024. The Fund’s Agreement and Declaration of Trust (the “Declaration of Trust”) provides that the Board of the Fund has authorized an unlimited number of shares. The Fund does not intend to hold annual meetings of its shareholders.

The Declaration of Trust, which will be filed with the SEC, permits the Fund to issue an unlimited number of full and fractional shares of beneficial interest, no par value. The Fund offers one share class.

Holders of shares will be entitled to the payment of Distributions when, as and if declared by the Board. The Fund currently intends to make dividend distributions to its shareholders after payment of Fund operating expenses including interest on outstanding borrowings, if any, no less frequently than annually. Unless the registered owner of shares elects to receive cash, all dividends declared on shares will be automatically reinvested for shareholders in additional shares of the Fund. See “Dividend Reinvestment Policy.” The 1940 Act may limit the payment of distributions to the holders of shares.

Each whole share shall be entitled to one vote as to matters on which it is entitled to vote pursuant to the terms of the Declaration of Trust on file with the SEC. Upon liquidation of the Fund, after paying or adequately providing for the payment of all liabilities of the Fund, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining assets of the Fund among its shareholders. The shares are not liable to further calls or to assessment by the Fund. There are no pre-emptive rights associated with the shares. The Declaration of Trust provides that the Fund’s shareholders are not liable for any liabilities of the Fund. Although shareholders of an unincorporated statutory trust established under Delaware law, in certain limited circumstances, may be held personally liable for the obligations of the Fund as though they were general partners, the provisions of the Declaration of Trust described in the foregoing sentence make the likelihood of such personal liability remote.

The Fund generally will not issue share certificates. However, upon written request to the Transfer Agent, a share certificate may be issued at the Fund’s discretion for any or all of the full shares credited to an investor’s account. Share certificates that have been issued to an investor may be returned at any time. The Transfer Agent will maintain an account for each shareholder upon which the registration of shares are recorded, and transfers, permitted only in rare circumstances, such as death or bona fide gift, will be reflected by bookkeeping entry, without physical delivery. The Transfer Agent will require that a shareholder provide requests in writing, accompanied by a valid signature guarantee form, when changing certain information in an account such as wiring instructions or telephone privileges.

The following table shows the amounts of shares of the Fund that have been authorized and are outstanding as of July 1, 2026, of which none were owned by the Fund:

Amount Authorized	Amount Outstanding
Unlimited	3,282,536.723

ANTI-TAKEOVER PROVISIONS IN THE DECLARATION OF TRUST

The Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of the Board, and could have the effect of depriving the Fund’s shareholders of an opportunity to sell their shares at a premium over prevailing market prices, if any, by discouraging a third party from seeking to obtain control of the Fund. These provisions may have the effect of discouraging attempts to acquire control of the Fund, which attempts could have the effect of increasing the expenses of the Fund and interfering with the normal operation of the Fund. Each Trustee is elected for an indefinite term and does not stand for reelection. A Trustee may be removed from office without cause only by a written instrument signed or adopted by a majority of the remaining Trustees or by a vote of the holders of at least two-thirds of the class of shares of the Fund that are entitled to elect a Trustee and that are entitled to vote on the matter. The Declaration of Trust does not contain any other specific inhibiting provisions that would operate only with respect to an extraordinary transaction such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Fund’s asset, or liquidation.

The Declaration of Trust includes provisions that could have the effect of limiting the ability of a shareholder to bring a derivative action. In addition to the requirements of Delaware law, no shareholder may bring a derivative or similar action or proceeding on behalf of the Fund to recover a judgment in its favor (a “Derivative Action”) unless certain requirements are met, including that, prior to the commencement of such Derivative Action, the complaining shareholders (which must represent at least 10% of shareholders of the Fund) have made a written demand on the Trustees requesting that the Trustees cause the Fund to file the action itself and such shareholders representing 10% of the shareholders of the Fund must participate in the Derivative Action. The written demand and conditions thereto, shall not apply to claims arising under federal securities law. Within 90 calendar days of the receipt of a shareholder demand submitted in accordance with the requirements of Delaware law and the Declaration of Trust, the Independent Trustees will consider the merits of the claim and determine whether maintaining a suit would be in the best interests of the Fund. This 90-day period may be extended by the independent Trustees up to 60 calendar days. The Declaration of Trust provides that a complaining shareholder whose demand is rejected or dismissed shall be responsible for the costs and expenses (including attorneys’ fees) incurred by the Fund in connection with its consideration of the demand, however, such reimbursement of costs and expenses shall not apply to claims arising under federal securities laws. The Declaration of Trust provides that shareholders irrevocably waive all right to trial by jury in any claim, suit, action or proceeding, including Derivation Actions. With the exception of claims arising under federal securities laws, the Declaration of Trust provides that claims must be brought exclusively in a Delaware state court, which could limit shareholder suits to an inconvenient and less favorable forum.

Reference should be made to the Declaration of Trust, which will be filed with the SEC by amendment, for the full text of these provisions.

PLAN OF DISTRIBUTION

Ultimus Fund Distributors, LLC (the “Distributor”), located at 225 Pictoria Dr Ste 450, Cincinnati, OH, 45246 is serving as the Fund’s principal underwriter and acts as the distributor of the Fund’s shares on a reasonable efforts basis, subject to various conditions. The Fund’s shares are offered for sale through the Distributor at NAV. The Distributor also may enter into selected dealer agreements with other broker-dealers for the sale and distribution of the Fund’s shares. Such broker-dealers are also authorized to designate other intermediaries to receive purchase and redemption orders on the Fund’s behalf. No arrangement has been made to place funds received in an escrow, trust or similar account. The Distributor is not required to sell any specific number or dollar amount of the Fund’s shares, but will use its reasonable efforts to sell the shares. Shares of the Fund will not be listed on any national securities exchange and the Distributor will not act as a market maker in Fund shares. The Fund is not subject to a distribution fee.

The Adviser or its affiliates, in the Adviser’s discretion and from their own resources (which may include the Adviser’s legitimate profits from the management fee it receives from the Fund), may pay additional compensation to brokers or dealers in connection with the sale and distribution of Fund shares (the “Additional Compensation”). In return for the Additional Compensation, the Fund may receive certain marketing advantages including access to a broker’s or dealer’s registered representatives, placement on a list of investment options offered by a broker or dealer, or the ability to assist in training and educating the broker’s or dealer’s registered representatives. The Additional Compensation may differ among brokers or dealers in amount or in the manner of calculation: payments of Additional Compensation may be fixed dollar amounts, or based on the aggregate value of outstanding shares held by shareholders introduced by the broker or dealer, or determined in some other manner. The receipt of Additional Compensation by a selling broker or dealer may create potential conflicts of interest between an investor and its broker or dealer who is recommending the Fund over other potential investments.

Purchasing Shares

Investors may purchase shares directly from the Fund in accordance with the instructions below. Investors will be assessed fees for returned checks and stop payment orders at prevailing rates charged by the Transfer Agent. The returned check and stop payment fee is currently $25. Investors may buy and sell shares of the Fund through financial intermediaries, such as authorized broker-dealers, and their agents that have made arrangements with the Fund and are authorized to buy and sell shares of the Fund (collectively, “Financial Intermediaries”). The Fund will be deemed to have received a purchase or redemption order when a Financial Intermediary or, if applicable, a Financial Intermediary’s authorized designee, receives the order. Orders will be priced at the appropriate price next computed after it is received by a Financial Intermediary. A Financial Intermediary may hold shares in an omnibus account in the Financial Intermediary’s name or the Financial Intermediary may maintain individual ownership records. The Fund may pay the Financial Intermediary for maintaining individual ownership records as well as providing other shareholder services. Financial intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund, forwarding payment promptly. Orders transmitted with a Financial Intermediary before the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the NYSE is open for business, will be priced based on the Fund’s NAV next computed after it is received by the Financial Intermediary.

By Mail

To make an initial purchase by mail, complete an account application and mail the application, together with a check made payable to OneAscent Capital Opportunities Fund to:

OneAscent Capital Opportunities Fund
c/o Ultimus Fund Solutions, LLC

P.O. Box 46707

Cincinnati, OH 45246-0707

or for overnight deliveries

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

All checks must be in U.S. Dollars drawn on a domestic bank. The Fund will not accept payment in cash or money orders. The Fund also does not accept cashier’s checks in amounts of less than $10,000. To prevent check fraud, the Fund will neither accept third party checks, Treasury checks, credit card checks, traveler’s checks or starter checks for the purchase of shares, nor post-dated checks, post-dated on-line bill pay checks, or any conditional purchase order or payment.

The transfer agent will charge a $25 fee against an investor’s account, in addition to any loss sustained by the Fund, for any payment that is returned. It is the policy of the Fund not to accept applications under certain circumstances or in amounts considered disadvantageous to shareholders. The Fund reserves the right to reject any application.

By Wire — Initial Investment

To make an initial investment in the Fund, the Transfer Agent must receive a completed account application before an investor wires funds. Investors may mail or overnight deliver an account application to the Transfer Agent or send a facsimile to c/o Ultimus Fund Solutions, LLC, P.O. Box 46707, Cincinnati, OH 45246-0707. Upon receipt of the completed account application, the Transfer Agent will establish an account. The account number assigned will be required as part of the instruction that should be provided to an investor’s bank to send the wire. An investor’s bank must include both the name of the Fund, the account number, and the shareholder’s name so that monies can be correctly applied. If you wish to wire money to make an investment in the Fund, please call the Fund at 833-632-5139 for wiring instructions and to notify the Fund that a wire transfer is coming. Any commercial bank can transfer same-day funds via wire. The Fund will normally accept wired funds for investment on the day received if they are received by the Fund’s designated bank before the close of regular trading on the NYSE. Your bank may charge you a fee for wiring same-day funds.

By Wire — Subsequent Investments

Before sending a wire, investors must contact the Transfer Agent at 833-632-5139 to advise it of the intent to wire funds. This will ensure prompt and accurate credit upon receipt of the wire. Wired funds must be received prior to 4:00 p.m. Eastern Time to be eligible for same day pricing. The Fund, and its agents, including the Transfer Agent and Custodian, are not responsible for the consequences of delays resulting from the banking or Federal Reserve wire system, or from incomplete wiring instructions.

Automatic Investment Plan — Subsequent Investments

You may participate in the Fund’s Automatic Investment Plan, an investment plan that automatically moves money from your bank account and invests it in the Fund through the use of electronic funds transfers or automatic bank drafts. Please contact the Fund at 833-632-5139 for more information about the Fund’s Automatic Investment Plan.

By Telephone

Investors may purchase additional shares of the Fund by calling 833-632-5139. If an investor elected this option on the account application, and the account has been open for at least 15 days, telephone orders will be accepted via electronic funds transfer from your bank account through the Automated Clearing House (ACH) network. Banking information must be established on the account prior to making a purchase. Orders for shares received prior to 4 p.m. Eastern Time will be purchased at the appropriate price calculated on that day.

Telephone trades must be received by or prior to market close. During periods of high market activity, shareholders may encounter higher than usual call waits. Please allow sufficient time to place your telephone transaction.

In compliance with the USA Patriot Act of 2001, Ultimus will verify certain information on each account application as part of the Fund’s Anti-Money Laundering Program. As requested on the application, investors must supply full name, date of birth, social security number and permanent street address. Mailing addresses containing only a P.O. Box will not be accepted. Investors may call 833-632-5139 for additional assistance when completing an application.

If Ultimus does not have a reasonable belief of the identity of a customer, the account will be rejected or the customer will not be allowed to perform a transaction on the account until such information is received. The Fund also may reserve the right to close the account within 5 business days if clarifying information/documentation is not received.

Purchase Terms

Fund shares are sold at the prevailing NAV per share and are not subject to any upfront sales charge. The Fund is not subject to a distribution fee or shareholder servicing fees. Fund shares may only be available through certain financial intermediaries. Because the shares of the Fund are sold at the prevailing NAV per share without an upfront sales charge, the entire amount of your purchase is invested immediately. The Fund’s shares require a minimum investment of $5,000. However, investment advisers may aggregate client accounts for the purpose of meeting the minimum investment. Also, the Fund or the Adviser may waive the minimum investment at either’s discretion.

Shareholder Service Expenses

The Fund has adopted a “Shareholder Services Plan” under which the Fund may compensate financial industry professionals for providing ongoing services in respect of clients with whom they have distributed shares of the Fund. Such services may include electronic processing of client orders, electronic fund transfers between clients and the Fund, account reconciliations with the Fund’s transfer agent, facilitation of electronic delivery to clients of Fund documentation, monitoring client accounts for back-up withholding and any other special tax reporting obligations, maintenance of books and records with respect to the foregoing, and such other information and liaison services as the Fund or the Adviser may reasonably request. Under the Shareholder Services Plan, the Fund may incur expenses on an annual basis equal to 0.25% of its average net assets.

LEGAL MATTERS

Certain legal matters regarding the validity of the shares offered hereby have been passed upon for the Fund by Thompson Hine LLP, 41 South High Street, Suite 1700, Columbus, OH 43215.

REPORTS TO SHAREHOLDERS

The Fund will send to its shareholders unaudited semiannual and audited annual reports, including a list of investments held.

HOUSEHOLDING

In an effort to decrease costs, the Fund intends to reduce the number of duplicate annual and semiannual reports by sending only one copy of each to those addresses shared by two or more accounts and to shareholders reasonably believed to be from the same family or household. Before doing so, the Fund will obtain the written consent of the affected shareholder(s) or send the affected shareholder(s) a separate written notification of its intent to do so. Once implemented, a shareholder must call 833-632-5139 to discontinue householding and request individual copies of these documents. Once the Fund receives notice to stop householding, individual copies will be sent beginning 30 days after receiving your request. This policy does not apply to account statements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cohen & Company, Ltd. (“Cohen & Co”) is the independent registered public accounting firm for the Fund and audits the Fund’s financial statements. Cohen & Co is located at 1350 Euclid Avenue, Suite 800, Cleveland, Ohio 44115.

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

General Information and History	1
Investment Objective and Policies	1
Repurchases and Transfers of Shares	13
Management of the Fund	19
Officers	22
Codes of Ethics	24
Proxy Voting Policies and Procedures	24
Control Persons and Principal Holders	24
Investment Advisory and Other Services	25
Portfolio Managers	27
Allocation of Brokerage	32
Tax Status	32
Other Information	36
Independent Registered Public Accounting Firm	37
Financial Statements	37
Appendix A – Proxy Voting Policy	A-1

PRIVACY NOTICE

April 5, 2024

FACTS	WHAT DOES ONEASCENT CAPITAL OPPORTUNITIES FUND DO WITH YOUR PERSONAL INFORMATION?

Why?	Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?	The types of personal information we collect and share depend on the product or service you have with us. This information can include:
	■	Social Security number	■	Purchase History
	■	Assets	■	Account Balances
	■	Retirement Assets	■	Account Transactions
	■	Transaction History	■	Wire Transfer Instructions
	■	Checking Account Information
When you are no longer our customer, we continue to share your information as described in this notice.

How?

All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons OneAscent Capital Opportunities Fund chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does OneAscent Capital Opportunities Fund share?	Can you limit this sharing?
For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes – to offer our products and services to you	No	We don’t share
For joint marketing with other financial companies	No	We don’t share
For our affiliates’ everyday business purposes – information about your transactions and experiences	No	We don’t share
For our affiliates’ everyday business purposes – information about your creditworthiness	No	We don’t share
For nonaffiliates to market to you	No	We don’t share

Questions?	Call 833-632-5139

Who we are
Who is providing this notice?	OneAscent Capital Opportunities Fund

What we do
How does OneAscent Capital Opportunities Fund protect my personal information?

To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.

Our service providers are held accountable for adhering to strict policies and procedures to prevent any misuse of your nonpublic personal information.

How does OneAscent Capital Opportunities Fund collect my personal information?	We collect your personal information, for example, when you
	■	Open an account
	■	Provide account information
	■	Give us your contact information
	■	Make deposits or withdrawals from your account
	■	Make a wire transfer
	■	Tell us where to send the money
	■	Tells us who receives the money
	■	Show your government-issued ID
	■	Show your driver’s license
We also collect your personal information from other companies.
Why can’t I limit all sharing?	Federal law gives you the right to limit only
	■	Sharing for affiliates’ everyday business purposes – information about your creditworthiness
	■	Affiliates from using your information to market to you
	■	Sharing for nonaffiliates to market to you
State laws and individual companies may give you additional rights to limit sharing.

Definitions
Affiliates	Companies related by common ownership or control. They can be financial and nonfinancial companies.
	■	OneAscent Capital Opportunities Fund does not share with our affiliates.
Nonaffiliates	Companies not related by common ownership or control. They can be financial and nonfinancial companies.
	■	OneAscent Capital Opportunities Fund does not share with nonaffiliates so they can market to you.
Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you.
	■	OneAscent Capital Opportunities Fund doesn’t jointly market.

PROSPECTUS

OneAscent Capital Opportunities Fund

TICKER: OACOX

July 29, 2026

as amended August 5, 2026

Investment Adviser

OneAscent Capital LLC

All dealers that buy, sell or trade the Fund’s shares, whether or not participating in this offering, may be required to deliver a prospectus when acting on behalf of the Fund’s Distributor.

You should rely only on the information contained in or incorporated by reference into this prospectus. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.